EXHIBIT 1

The transactions are made for the securities of Japanese companies.  The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

November 10, 2020
To whom it may concern

Company Name: Resona Holdings, Inc.
(Name of Representative: Masahiro Minami, President and Representative Executive Officer)
(Securities code: 8308; Tokyo Stock Exchange First Section)

Notice Regarding Commencement of Tender Offer for Shares of
Kansai Mirai Financial Group, Inc. (Securities Code: 7321)

Resona Holdings, Inc. (the “Tender Offeror”) hereby announces that it resolved at its board of directors meeting held today that it will acquire common stock (the “Target Company Shares”) of Kansai Mirai Financial Group, Inc. (securities code: 7321, listed on the First Section of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”); the “Target Company”) and Share Options (for the definition of the Share Options, please see “(3) Purchase Price” under “2. Overview of Purchase” below) by way of tender offer (the “Tender Offer”) under the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended; the “Act”). The Tender Offer is conducted as part of the transaction (the “Transaction”) intending to make the Target Company the Tender Offeror’s wholly-owned subsidiary through a share exchange where the Tender Offeror will be a wholly-owning parent company resulting from the share exchange, and the Target Company will be a wholly-owned subsidiary resulting from the share exchange (the “Share Exchange”). For details of the Transaction, please see “Notice Regarding the Execution of the Share Exchange Agreement (Simplified Share Exchange) for Resona Holdings, Inc. to Make Kansai Mirai Financial Group, Inc. a Wholly-Owned Subsidiary” released by the Tender Offeror and the Target Company as of today.

1.          Purpose of the Purchase

(1)          Overview of the Tender Offer

As of today, the Tender Offeror owns 190,721,180 shares (ownership ratio (Note 1): 51.15%) of the Target Company Shares listed on the First Section of the Tokyo Stock Exchange, and the Target Company is a consolidated subsidiary of the Tender Offeror. The Tender Offeror resolved in its board of directors meeting held today, to conduct the Transaction, to acquire all of the Target Company Shares

(including the Target Company Shares delivered by exercising the Share Options but excluding the Target Company Shares owned by the Tender Offeror and treasury shares owned by the Target Company).

(Note 1)
The ownership ratio means the ratio (rounded off to second decimal place) to the number of shares (372,862,105 shares) obtained by the following: the total number of issued shares of the Target Company Shares as of September 30, 2020 (372,876,219 shares), stated in the “Second Quarter (Interim Period) Summary of the Financial Statement for the Period Ending March 2021 Japan Standard (Consolidated)” (the “Second Quarter Summary of Financial Statements”), which was released by the Target Company today, plus the number of Target Company Shares (376,356 shares) which are subject to the Share Options (1,588 units, Note 2) as of May 31, 2020, stated in the annual securities report for the 3rd fiscal year (the “Securities Report”) submitted by the Target Company on June 26, 2020, deducted by the number of treasury shares (390,470 shares) owned by the Target Company as of September 30, 2020, stated in the Second Quarter Summary of Financial Statements. The same method shall apply hereinafter. In addition to 390,470 treasury shares mentioned above, there are 100 other shares that are owned in the name of Kansai Mirai Bank, Limited on the shareholder register but which are not substantially owned.

(Note 2)
Details of 1,588 units of the Share Options are as stated in the table below. For the respective definitions of the “First Issue of Share Options,” “Second Issue of Share Options,” “Third Issue of Share Options,” “Fourth Issue of Share Options,” “Fifth Issue of Share Options,” and “Six Issue of Share Options,” please see “(3) Purchase Price” under “2. Overview of the Purchase” below.

Name of Share Options	Unit as of May 31, 2020	Number of the Target Company Shares Subject to the Share Options (shares)
First Issue of Share Options	246	58,302
Second Issue of Share Options	243	57,591
Third Issue of Share Options	241	57,117
Fourth Issue of Share Options	195	46,215
Fifth Issue of Share Options	359	85,083
Sixth Issue of Share Options	304	72,048
Total	1,588	376,356

When considering the Transaction, the Tender Offeror was seeking to acquire the Target Company Shares at least partly in cash prior to the Share Exchange, from the viewpoint of restraining dilution of earnings per share (EPS) of the Tender Offeror (Note 3) (for details of the process of considering the Transaction, please see “(2) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary),” “(a)Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer,” below). Thereafter, the Tender Offeror could agree with Sumitomo Mitsui Banking Corporation (“SMBC”), and Sumitomo Mitsui Financial Group (“SMFG”) to the effect that the Tender Offeror will acquire 29,385,393 (ownership ratio: 7.88%) (the “Tendered Shares”) of the Target Company Shares, which are contributed by SMBC to the retirement benefit trust with SMBC Trust Bank, Ltd. (“SMBC Trust Bank”) as the trustee, with consideration in cash. (For details of the agreement, please see “(5) Material Agreements Relating to the Tender Offer,” “(a) Tender Agreement” below.) Therefore, the Tender Offeror determined to implement the Tender Offer as the first stage of the Transaction. For details of the negotiations with SMBC regarding conditions and other matters concerning the Tender Offer, please see “(2) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on

Listed Subsidiary),” “(a) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer,” “C. Background to Deciding the Conditions of the Tender Offer” below.

(Note 3)
In the Share Exchange, 1.42 common stock of the Tender Offeror (the “Tender Offeror Shares”) will be delivered for one Target Company Share (the share exchange ratio in the Share Exchange is hereinafter referred to as the “Share Exchange Ratio”) Net profits for the current fiscal year attributable to shareholders of the Tender Offeror’s parent company are expected to increase. However, if the Tender Offer is not implemented prior to the Share Exchange, the Tender Offeror Shares to be allocated and delivered by the Tender Offeror in accordance with the Share Exchange will increase compared to those allocated and delivered where the Tender Offer is implemented. For example, assuming the Share Exchange Ratio, if the Target Company Shares are tendered at a number equivalent to the minimum number to be purchased, then the number of the Tender Offeror Shares to be allocated and delivered by the Tender Offeror in accordance with the Share Exchange will be 216,378,430 shares. Thus, the number of shares of the Tender Offeror Shares to be allocated and delivered will be 41,727,258 shares less than the number of Tender Offeror Shares (i.e., 258,105,688 shares) to be allocated and delivered if the Tender Offer is not implemented.

Upon the Tender Offer, the Tender Offeror has entered into an agreement (the “Tender Agreement”) with SMBC and SMFG as of today, to the effect that SMBC will instruct SMBC Trust Bank to tender the Tendered Shares in the Tender Offer, and to have SMBC Trust Bank tender the Tendered Shares in the Tender Offer, and to have SMBC Trust Bank not withdraw the tendering, and not cancel any agreement relating to purchases, etc., consummated as a result of the tendering (“Tender”). For details of the Tender Agreement, please see “(a) Tender Agreement” under “(5) Material Agreements Relating to the Tender Offer” below.

The Tender Offer is to be implemented as the first stage of the Transaction, assuming that SMBC will Tender the Tendered Shares pursuant to the Tender Agreement and will acquire at least a number of Target Company Shares equivalent to the number of Tendered Shares. Therefore, the minimum number of shares to be purchased in the Tender Offer is set at 29,385,393 shares (ownership ratio: 7.88%), which is the same as the number of the Tendered Shares. If the total number of shares, etc. tendered in the Tender Offer (the “Tendered Shares, Etc.”) is less than the minimum number to be purchased, the Tender Offeror will not purchase all of the Tendered Shares, Etc. If the total number of Tendered Shares, Etc. is equal to or more than the minimum number to be purchased, the Tender Offeror will purchase all of the Tendered Shares, Etc.

As stated in “(4) Policies Regarding Reorganization After the Tender Offer (Matters Regarding the So-called Two-stage Purchase)” below, after the successful completion of the Tender Offer, the Tender Offeror will implement the Share Exchange as the second stage of the Transaction. On condition that the Tender Offer is successfully completed and resolved at the Target Company’s shareholders meeting, the Tender Offeror has entered into a share exchange agreement (the “Share Exchange Agreement”) with the Target Company as of today, to implement the Share Exchange. If the Tender Offer is successfully completed, the Tender Offeror will promptly request, after the successful completion of the Tender Offer, that the Target Company hold an extraordinary shareholders meeting (the “Extraordinary Shareholders Meeting”) (as of today, scheduled to be held on February 19, 2021) at which a proposal to resolve the Share Exchange Agreement is included in the matters to be discussed thereat. Under the Tender Agreement, SMBC agreed with the Tender Offeror that SMBC will delegate to the Tender Offeror the exercise of voting rights at the Extraordinary Shareholders Meeting, with respect to all Target Company Shares (including the Tendered Shares) (including the Target Company Shares which fall under Article 7, paragraph 1, item 3 of the Order for Enforcement of the Financial Instruments and Exchange Act (Cabinet Order No. 321 of 1965, as amended; the “Order”) (Note 4) owned by SMBC as of the record date for the exercise of voting rights at the Extraordinary Shareholders Meeting; thus, SMBC is a specially-related party of the Tender Offeror. As the share ownership ratio concerning the Target Company Shares; the same shall apply hereinafter) owned by the Tender Offeror and SMBC after the

Tender Offer will be two-thirds or more, an upper limit to be purchased is not set in the Tender Offer. For details of the Share Exchange, please see “(4) Policies Regarding Reorganization After the Tender Offer (Matters Regarding the So-called Two-stage Purchase)” below, and for details of the Share Exchange Agreement, please see “(b) Share Exchange Agreement” under “(5) Material Agreements Relating to the Tender Offer” below.

(Note 4)
As of today, SMBC owns 49,846,422 Target Company Shares (excluding the Tendered Shares) (ownership ratio: 13.37%), and 29,385,393Tendered Shares (ownership ratio: 7.88%); 79,231,815 shares in total (ownership ratio 21.25%.

The price to purchase each share of the Target Company Shares in the Tender Offer (“Tender Offer Price”) (500 yen) is equivalent to the amount including a premium of 23.46% (rounded off to the second decimal place; the same shall apply to the figures concerning premiums/discounts on the share price (%)) on the Target Company Shares closing price of 405 yen on November 9, 2020, the business day immediately before today; 21.65 % on the simple average of the closing price of 411 yen (rounded off to the nearest number; the same shall apply to the calculation of the simple average of the closing price of the Target Company) for the past one-month period up to November 9, 2020; 15.21 % on the simple average of the closing price of 434 yen for the past three-month period up to November 9, 2020; and 19.90 % on the simple average of the closing price of 417 yen for the past six-month period up to November 9, 2020.

Under the Tender Agreement, it is stipulated (i) that SMBC delegates to the Tender Offeror the exercise of voting rights at the Extraordinary Shareholders Meeting, with respect to all Target Company Shares (including the Tendered Shares) owned by SMBC as of the record date for the exercise of voting rights at the Extraordinary Shareholders Meeting; and (ⅱ) that SMBC shall not, unless otherwise stipulated in the Tender Agreement, additionally acquire, transfer, or create security interest over, or otherwise dispose of, the Target Company’s shares, share options, or bonds with share options, with or without consideration, directly or indirectly, or without obtaining the Tender Offeror’s prior written consent (except for acquisition or disposal required for operational reasons, including acquisition of the Target Company’s shares, share options, or bonds with share options by creation of new security rights or exercises of security rights relating to the Target Company’s shares, share options, or bonds with share options) the Target Company Shares, until the effective date of the Share Exchange (the “Effective Date”). (For details of the Tender Agreement, please see “(a) Tender Agreement” under “(5) Material Agreements Relating to the Tender Offer” below.

The total of the following items (i), (ii), and (iii) will be 269,952,995 shares: (i) the Target Company Shares owned by the Tender Offeror as of today (190,721,180 shares; ownership ratio: 51.15%); (ii) the Tendered Shares (29,385,393 shares; the ownership ratio: 7.88%); and (iii) the Target Company Shares owned by SMBC as of today (excluding the Tendered Shares; 49,846,422 shares; ownership ratio: 13.37%) (the shares under (ii) and (iii) above are hereinafter collectively referred to as the “Voting Right Delegated Shares”). The ratio of the number of voting rights concerning the Voting Rights Delegated Shares (2,699,529 units), against the number of voting rights of all shareholders of the Target Company as of March 31, 2020 (3,718,247 units), as stated in the first quarterly report for the fourth fiscal year (the “First Quarterly Report”) filed by the Target Company on August 7, 2020, will be 72.60% (rounded off to the second decimal place). This ratio will exceed the ratio of the voting rights necessary to adopt the proposal concerning the resolution of the Share Exchange Agreement at the Extraordinary Shareholders Meeting (two-thirds or more of the voting rights of the shareholders present at the meeting). Therefore, if the Tender is implemented in accordance with the Tender Agreement, the exercise of the voting rights concerning the Voting Right Delegated Shares at the Extraordinary Shareholders Meeting is delegated to the Tender Offeror, and the Tender Offeror agrees to the proposal concerning the approval of the Share Exchange Agreement at the Extraordinary Shareholders Meeting, then that proposal will be resolved. The Tender Offeror intends to agree to the proposal concerning the approval of the Share Exchange Agreement at the Extraordinary Shareholders Meeting.

In the Share Exchange, the Tender Offeror will allocate and deliver 1.42 Tender Offeror Shares per share of the Target Company Shares as the consideration for the Target Company Shares owned by shareholders (other than the Tender Offeror) of the Target Company (Note 5) (Note 6). For details of the background to deciding the Share Exchange Ratio, please see “(2) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary),” “(a) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer,” “D. Background to Deciding the Conditions for the Share Exchange” below.

(Note 5)
Handling of fractions less than one share
Any fractions less than one share arising as a result of the Tender Offeror delivering the Tender Offeror Shares to shareholders of the Target Company (such shareholders are hereinafter referred to as the “Fraction Holders”) through the Share Exchange shall be handled in accordance with Article 234 of the Companies Act (Act No. 86 of 2005, as amended; hereinafter the same) If, as of today, any fraction less than one Tender Offeror Share arises as a result of delivery to shareholders of the Target Company upon the Share Exchange, the Tender Offeror (i) will sell Tender Offeror Shares in the market at a number equivalent to the total of such fractions, pursuant to Article 234, paragraph 2 of the Companies Act, and Article 50, item 1 of the Regulation for Enforcement of the Companies Act (Ministry of Justice Order No. 12 of 2006, as amended; hereinafter the same), and will deliver to the Fraction Holders money in an amount obtained by multiplying the sales price by the fractions held by the Fraction Holders; or (ii) pursuant to Article 234, paragraphs 2 and 4 of the Companies Act, and Article 50, item 2 of the Regulation for Enforcement of the Companies Act, will acquire the Tender Offeror Shares as treasury shares at a number equivalent to the total of fractions, and will deliver to the Fraction Holders money in an amount obtained by multiplying the closing price of the Target Company Shares on the date of such acquisition by the fractions held by the Fraction Holders.

(Note 6)
Handling of shares less than one unit
Shareholders of the Target Company who will be allocated the Tender Offeror Shares less than one unit (100 shares) can not sell the shares less than one unit they own at the Tokyo Stock Exchange or other financial instruments exchange. Such shareholders owning the shares less than one unit may request that the Tender Offeror purchase the shares less than one unit they own pursuant to Article 192, paragraph 1 of the Companies Act. They may also request that the Tender Offeror sell the relevant number of Tender Offeror Shares which shall constitute the share unit number if combined with the number of shares less than one unit they hold, pursuant to Article 194, paragraph 1 of the Companies Act and the Articles of Incorporation.

The value of the consideration per share of the Target Company Shares in the Share Exchange (equivalent to 1.42 shares of the Tender Offeror Shares if based on the Share Exchange Ratio) will be 500.8127 yen if calculated based on the simple average of the closing price (352.685 yen) of the Tender Offeror Shares for the past one-month period up to November 9, 2020, which is the business day immediately before today. This price is 0.8127 yen higher than the Tender Offer Price (500 yen), and it is equivalent to the price including a premium of 23.66 % to the Target Company Shares’ closing price of 405 yen on November 9, 2020, which is the business day immediately before today; 21.85 % to the simple average of the closing price of 411 yen for the past one-month period up to November 9, 2020; 15.39% to the simple average of the closing price of 434 yen for the past three-month period up to November 9, 2020; and 20.10 % to the simple average of the closing price of 417 yen for the past six-month period up to November 9, 2020.

Today, the Tender Offeror executed the Tender Agreement with SMBC and SMFG to acquire the Tendered Shares at the Tender Offer Price (500 yen) (for details, please see“(2) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer

Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary),” “(a) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer,” “C. Background to Deciding the Conditions of the Tender Offer” below). In parallel therewith, the Tender Offeror has considered and negotiated with the Target Company the share exchange as a result of which the Tender Offeror will be a wholly-owning parent company and the Target Company will be a wholly-owned subsidiary at a share exchange ratio that makes the value of the consideration (Tender Offeror Shares) delivered to the Target Company’ shareholders equal to or higher than the tender offer price in the Tender Offer.

The Share Exchange is conducted for the purpose of making the Target Company a wholly-owned subsidiary of the Tender Offeror, with Tender Offeror Shares as the consideration, for the following reasons: specifically, in accordance therewith, Target Company’s shareholders will own the Tender Offeror Shares so that they can enjoy the results of further enhancement of the corporate value of the Tender Offeror and the Target Company together with the existing shareholders of the Tender Offeror, which will be achieved by taking measures to realize group synergy such as rebuilding the business base, optimizing the Kansai channel network, and accelerating the downsizing of headquarters’ functions, entirely on a group basis, after the Transaction (specifically, please see “(2) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary),” “Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer,” “A. Background to Starting Consideration of the Transaction” below). Also, the Tender Offeror believes that having shareholders of the Target Company, who are transaction partners of each company in the Target Company Group (as of September 30, 2020, the “Target Company Group” refers, collectively, to the Target Company, the Tender Offeror as its parent company, and fifteen consolidated subsidiaries; hereinafter the same) own the Tender Offeror Shares and maintain/develop a relationship where such shareholders and the respective Target Company Group companies can enjoy enhancement of their counter-parties’ corporate values will contribute to enhancement of the Target Company’s corporate value. (For details of the background for considering the scheme of the Transaction, please see “Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary),” “(a) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer,” “B. Background to Deciding the Scheme for the Transaction” below.) On the other hand, the Tender Offeror will conduct the Tender Offer aiming to acquire the Target Company Shares, at least partly in cash prior to the Share Exchange from the viewpoint of restraining dilution of earnings per share (EPS) of the Tender Offeror. Although the Tender Offer Price is the price determined upon consultation with SMBC, the Tender Offer will concurrently provide an opportunity for shareholders of the Target Company other than SMBC who desire to convert their Target Company Shares into cash at the Tender Offer Price.

According to the “Notice Concerning Representation of Opinion Regarding Tender Offer on OurStock by Resona Holdings, Inc., Our Parent Company” released by the Target Company today (the “Target Company Press Release”), the Target Company reached the decision that (A) the Transaction contributes to the enhancement of the Target Company’s corporate value. Also, (B) with respect to the Tender Offer Price, considering that a) the Tender Offeror and SMBC agreed upon the Tender Offer Price through negotiation, and while the main purpose of the Tender Offer is to have SMBC tender in the Tender Offer, for other general shareholders, the Tender Offer merely provides an opportunity for realization if they wish to do so at the Tender Offer Price; b) given that the Tender Offer Price of 500 yen exceeds 405 yen, which is the closing price of the Target Company Shares on the First Section of the Tokyo Stock Exchange on November 9, 2020, the business day preceding today, by 23.46% (rounding off to the second decimal place; hereinafter the same), it would not be unreasonable in terms of providing general shareholders of the Target Company with an opportunity to recover their investments; however, in light of the results of calculation of the share value of the Target Company conducted by the Target Company, it is not considered to have reached the level of price that the Target Company may actively recommend its general shareholders to tender in the Tender Offer; and c) the Share Exchange Ratio in the Share Exchange (1.42 Tender Offeror Shares for one Target Company Share) to be implemented upon successful completion of the Tender Offer is considered to be adequate in light of the results of calculation of the share value and share exchange ratio relating to the Share Exchange, conducted by the Target Company, and general shareholders of the Target Company could enjoy the future growth of the Tender Offeror by continuously holding the Target Company Shares up to the Effective Date and becoming the shareholders of the Tender Offeror, the Target Company decided that it will withhold expressing its opinion regarding the adequacy of the Tender Offer Price, and it is adequate leave to the discretion of shareholders whether to tender in the Tender Offer. Moreover, (C) as the purchase price per unit of the Share Option is set at one yen, the Target Company determined that it is adequate to leave to the discretion of the holders of Share Options (“Share Option Holders”) whether to tender in the Tender Offer. Thus, in its board of directors meeting held today, the Target Company resolved to express an opinion to agree to the Tender Offer, and that it withhold expressing its opinion regarding the adequacy of the Tender Offer Price and the purchase price for the Share Options, and that it will leave to the discretion of its shareholders and Share Option Holders whether to tender in the Tender Offer. For details, please see “Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary)” and “Measures to Ensure the Fairness of the Tender Offer, including Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest” below.

(2)
Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary)

(a)	Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer

A.	Background to Starting Consideration of the Transaction

The Tender Offeror was incorporated as Daiwa Bank Holdings, Inc., a holding company, in December 2001 by means of a share transfer by three banks, namely, the Daiwa Bank, Limited, the Kinki Osaka Bank, Ltd., and Nara Bank, Ltd. and listed its shares on the First Sections of the Tokyo Stock Exchange and the Osaka Exchange, Inc., respectively, and changed its corporate name to Resona Holdings, Inc. (which is its currently used name) in October 2002. The Tender Offeror constitutes the Tender Offeror group together with Resona Bank, Limited, 25 domestic consolidated subsidiaries including Saitama Resona Bank, Limited and the Target Company, three overseas consolidated subsidiaries, and five equity-method subsidiaries (as of September 30, 2020) (collectively, the “Tender Offeror Group”); as a holding company, it operates and manages each of the group companies. Each of these group companies engage in financial services including banking/trust business, as well as credit card business, venture capital business, factoring business, and investment trust service business.

By thoroughly taking the position to emphasize local customers, the Tender Offeror Group has been aiming to become a financial services group that is trusted by local community and that can earn a reputation with shareholders and markets; at the same time, it has been striving to implement reforms to ensure further improvement of the group, and aiming to maximize its corporate value.

Under this basic management policy, the Tender Offeror Group believed that, in the medium to long term, it was essential to aim for “simultaneous pursuit of ‘contribution to a sustainable society’ and ‘sustainable growth of its own’.” To realize its aims, in May 2020, the Tender Offeror Group developed and announced the Medium-term Management Plan, where the period now covered by the plan is through fiscal year 2022.

Under the Medium-term Management Plan described above, the Tender Offeror Group is accelerating its efforts based on these strategies, and using its efforts to maximize corporate value, to become the “No. 1 retail” service group.

●
Basic policy
The basic policy is the “establishment of a resonance model.” With customers’ needs and social tasks as starting points, this model adapts to changing times and provides new value to customers through various “resonances,” nurtured by new ideas and broad connections, without being tied to the existing common ideas and frameworks in the banking industry. Each employee will set the resonance model as an axis for awareness and behavior, and will realize the Medium-term Management Plan.

●
Business area
On a medium to long term basis, the Tender Offeror Group will evolve into a group that provides next generation retail services, and will realize reformation of the earnings structure, through “deep mining,” where traditional indirect financial businesses (trusts and commercial banks) will be thoroughly “differentiated,” and through “challenges” to new businesses addressed with new ideas, with an aim toward “escaping from banks.”

●
Rebuilding bases
To realize “deep-mining” and “challenges” in business, it is essential to break the high cost characteristics that exist within retail services, and to distribute management resources appropriately. The Tender Offeror Group will rebuild its business model and management base and will strive to enhance the sales force and improve productivity, setting three driving forces , namely, “digital & data,” “design thinking,” and “openness” as axes.

●	Direction of capital policy The Tender Offeror Group will seek to optimize the balance of soundness, profitability, and shareholder returns, and will strive to enhance its corporate value.

The Target Company was incorporated by the Tender Offeror on November 14, 2017 for the purpose of the business integration of Kansai Urban Banking Corporation, Kinki Osaka Bank, Ltd., and Minato Bank, Ltd. (the number of Target Company Shares owned by the Tender Offeror at the time of incorporation: 530,675 shares; the ratio to the total number of issued shares: 100%). Thereafter, on December 7, 2017, the Target Company increased its capital, with the Tender Offeror as the subscriber, for the purpose of raising funds to acquire all shares of Kinki Osaka Bank, Ltd. held by the Tender Offeror at the time (the number of Target Company Shares issued upon the capital increase: 62,278,950 shares; the number of Target Company Shares owned by the Tender Offeror immediately after the capital increase: 62,809,625 shares; the ratio to the total number of issued shares: 100%). Thus, on December 7, 2017, the Target Company became a wholly-owning parent company of Kinki Osaka Bank, Ltd. by acquiring all shares of the Kinki Osaka Bank, Ltd. from the Tender Offeror. Further, after passing a resolution at the respective shareholders meetings of the Target Company, Kansai Urban Banking Corporation, and Minato Bank, Ltd., which were held on December 26, 2017, a share exchange was implemented, effective April 1, 2018, with the Target Company as the wholly-owning parent company, and Kansai Urban Baking Corporation and Minato Bank, Ltd. as wholly-owned subsidiaries. This led to creation of the current Target Company Group (the total number of Target Company Shares allocated and delivered through the share exchange: 310,456,594 shares; of this number, the number of Target Company Shares allocated and delivered to the Tender Offeror: 127,911,555 shares. The number of Target Company Shares owned by the Tender Offeror immediately after the share exchange: 190,721,180 shares; the ratio to the total number of issued shares: 51.10% (rounded to the second decimal place)) (The number of  Target Company Shares owned by the Tender Offeror immediately after the share exchange has not changed to date; however, as of today, the ownership ratio of Target Company Shares owned by the Tender Offeror is 51.15%, as a result of the Target Company acquiring and cancelling treasury shares, and exercising share options).

Further, as of September 30, 2020, the Target Company Group engages mainly in banking business, as well as businesses pertaining to financial services including lease business/credit card business. The

Target Company has established, as its most important mission, contributing to the further stimulation and vigorous growth of the economy of the Kansai region (namely, Osaka, Kyoto, Hyogo, Shiga, Nara, and Wakayama; collectively, “Kansai” or “Kansai Region”), which is centered on Osaka, Hyogo, and Shiga as the home markets. Also, as the regional financial group having the largest total assets on a consolidated basis at the end of March 2020 among the seven local financial group companies, which have local banks with head offices in Kansai at their core, the Target Company aims at creating a “New Retail Financial Services Model that is in Step with the Future of the Kansai Region,” and sets the following three points as its management objectives: “contributing to the growth and stimulation of the local communities,” “enhancing productivity and providing customers great convenience,” and “realizing profitability, efficiency and soundness appropriate for a leading financial volume in Japan.” As such, the Target Company focuses on building a strong trust relationship with customers, which is not influenced by the economic environment and competitive environment, and it works on retail banking services mainly focusing on small and medium-sized enterprises and individual finance. Also, for the purpose of deepening the respective group companies’ strengths, including the relationship with customers and local communities that each of the group companies has fostered for many years, the Target Company merged Kansai Urban Banking Corporation and Kinki Osaka Bank, Ltd., which were its wholly-owned subsidiaries, in April 2019, to establish Kansai Mirai Bank, Ltd. This has led to the present organization.

The business environment surrounding financial institutions changed due to factors such as prolonged low interest rates, change in the population composition and development of a mature society, change in the financial business in accordance with technology development, and the arrival of a new age of cross-industry competition. Thus, for the purpose of adapting to these business environmental changes, and contributing to further stimulation and strong development of the Kansai economy by creating a “New Retail Financial Services Model that is in Step with the Future of the Kansai Region” earlier than any other party, the Tender Offeror incorporated the Target Company on November 14, 2017; and on April 1, 2018, it integrated Kansai Urban Banking Corporation, Kinki Osaka Bank, Ltd., and the Minato Bank, Ltd. by having these three financial institutions as the Tender Offeror’s wholly-owned subsidiaries (as of the same date, the Target Company listed its common stock on the First Section of the Tokyo Stock Exchange, as an intermediate holding company, with the Tender Offeror as the parent company).

While the Tender Offeror made the Target Company its consolidated subsidiary, it provided the Target Company with the Tender Offeror Group’s strengths such as those pertaining to trust/real estate functions, customer base, and omni-channel-related strategies. The Tender Offeror intended to improve business efficiency and productivity by utilizing, to the fullest extent, its advantages as a corporate group, to build a close relationship with shareholders in the Kansai Region as the local area, and with a view to future development as a platform for local bank reorganization, intending to maintain the Target Company’s listing.

However, the environmental changes surrounding the banking industry, such as prolonged negative interest rates, rapid deterioration of the global economy due to the ongoing spread of COVID-19, and increasing uncertainty concerning the outlook of the domestic and foreign economy, are becoming increasingly severe much faster than expected when the Tender Offeror made the Target Company its consolidated wholly-owned subsidiary. Banks that directly compete with the Tender Offeror and the Target Company are implementing various measures to raise their profitability, such as integrating with other banks, or allying with other industries; thus, competition among banks is expected to be protracted. In addition, since creation of the system for funds transfer services, money transfer services that do not go through banks are expanding, both in the number of transfer transactions and the amounts transferred. In June 2020, the “Act to Partly Amend Acts, etc. Regarding Sales, etc. of Financial Instruments to Improve the Convenience of, and to Protect, Financial Service Users” was established and promulgated, amending the Payment Services Act, among other laws, and new types of businesses that can transfer large amounts of funds (more than one million yen) were created (type 1 funds transfer service provider). As such, competition with industries other than banks is expected to be harsh in the future. In particular, COVID-19 is not expected to just have a temporary effect, but also a significant and long-term effect on the actual economy. Thus, as customers’ lifestyles and the way employees work will be changed greatly, the Tender Offeror believes that the concept of the business may be changed fundamentally, such as by increasing online transactions and expanding teleworking.

Under the circumstances, based on the current capital relationship where the Tender Offeror and the Target Company operate businesses independently as listed companies, there is a structural risk concerning a conflict of interest between the Tender Offeror as the Target Company’s parent company and general shareholders of the Target Company as listed subsidiaries. Also, it is necessary to ensure the independence of the Target Company as a listed subsidiary. Mainly for the foregoing reasons, the Tender Offeror acknowledged in late April 2020 that, when mutually using and redistributing the two companies’ respective management resources, it is impossible to take drastic measures, such as attempting to realize optimization entirely on a group basis, and that it is difficult to mutually use and redistribute management resources promptly as necessary to exert the synergy that can be gained by being a member of the Tender Offeror Group to the extent possible. As stated above, the future competitive environment surrounding the banking industry is expected to be even more severe. Thus, in the beginning of August 2020, the Tender Offeror comprehensively considered these factors and acknowledged that, in order to enhance both companies’ corporate value in the business environment, it is essential to resolve any conflicts of interest and other issues by privatizing the Target Company and making it a wholly-owned subsidiary of the Tender Offeror soon, aggregating the Tender Offeror Group’s management resources, and further enhancing the integrity of the Target Company and the Tender Offeror. It further acknowledged that the best measure to realize sustainable and further growth of the Target Company is to take measures to realize group synergy, and respond to turbulent business environment changes flexibly and rapidly with the whole group having a sense of unity, by taking the measures stated below as well as the entire Tender Offeror Group engaging in rebuilding the business base, optimizing the Kansai channel network, and accelerating the downsizing of headquarters’ functions, after the Transaction. Also, in the Kansai Region, which is the Tender Offeror Group’s home market, economic activities are expected to further stimulate through, among other things, holding of the World Exposition in Osaka, Kansai in 2025. Thus, the Tender Offeror acknowledged at the beginning of August 2020 that making the Target Company a wholly-owned subsidiary will lead to further enhancement of the Tender Offeror Group’s commitment to the Kansai Region, and further growth of the local economy.

<Major group synergy by making the Target Company a wholly-owned subsidiary of the Tender Offeror>

●	Rebuilding business base
*
Under the current capital relationship where the Target Company maintains its listing, when mutually utilizing the two companies’ respective management resources, due to concerns regarding conflicts of interest with general shareholders of the Tender Offeror Group and the Target Company, it is impossible to take drastic measures, such as attempting to realize optimization entirely on a group basis, and it is difficult to introduce various measures with the Tender Offeror Group promptly, so that the possibility cannot be denied that the synergy generated as a result of the Target Company being the Tender Offeror Group, is not exerted to the maximum extent.

*
After the Tender Offeror makes the Target Company its wholly-owned subsidiary, this situation will cease to exist, and optimum redistribution of management resources will be possible, entirely on a group basis. The Tender Offeror Group believes that further cost reduction and enhancement of the sales force can be expected by rebuilding the business base, specifically by the entire Tender Offeror Group rebuilding an effective system where the clerical work is aggregated, and re-allocating human resources to appropriate places.

●	Optimizing Kansai channel network
*	As a structural conflict of interest between the Tender Offeror Group and the Target Company Group will be dissolved, the Tender Offeror Group believes that it will be possible to realize cost reduction and enhancement of sales force, by optimization of the channel network, and improvement of customers’ convenience by expansion of channels available for use by integrating relevant services, in the Kansai area, utilizing various measures such as joint stores, and further reduction of store costs by further reformation of clerical work at stores.

●	Accelerating downsizing of headquarters’ function
*
Under the relationship of the parent-subsidiary listing, it is necessary to ensure a system where the Target Company can continue operations independently from the Tender Offeror, as its parent company. After the Tender Offeror makes the Target Company its wholly-owned subsidiary, cost reductions can be realized by the Tender Offeror Group’s head office and the Target Company Group’s head office mainly operating the group integrally, so that the headquarters’ function will be further downsized as a result of overlapping functions being made more efficient.

*
Also, with respect to human resources created by downsizing the headquarters’ function, the Tender Offeror believes that  re-allocation of such human resources within the Target Company Group and increased contact with customers will be possible, as it will be possible to redistribute management resources without any restriction after the Tender Offeror makes the Target Company its wholly-owned subsidiary.

Based on that acknowledgement, in the beginning of August 2020, the Tender Offeror elected BofA Securities Japan Co., Ltd. (“BofA Securities”) as its financial advisor independent from the Tender Offeror, the Target Company, and SMBC (a shareholder of the Target Company that agreed to Tender in the Tender Offer with the Tender Offeror; the “Shareholder Agreeing to Tender”), and Nishimura & Asahi as its legal advisor independent from the Tender Offeror, the Target Company, and SMBC as the Shareholder Agreeing to Tender, and started considering the transaction to make the Target Company become a wholly-owned subsidiary of the Tender Offeror. At the same time, the Tender Offeror made an initial proposal to the Target Company regarding the transaction to make the Target Company become a wholly-owned subsidiary of the Tender Offeror, in late August 2020.

In response to the initial proposal regarding the transaction to make the Target Company become a wholly-owned subsidiary of the Tender Offeror, which the Target Company received from the Tender Offeror in late August 2020, the Target Company elected Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisor independent from the Tender Offeror, the Target Company, and SMBC as the Shareholder Agreeing to Tender, and Kitahama Partners (“Kitahama Partners”) as its legal advisor independent from the Tender Offeror, the Target Company, and SMBC as the Shareholder Agreeing to Tender. Further, in order to avoid any conflict of interest, the Target Company established a special committee (the “Special Committee”) (for details of the composition, specific substance of activities, and other matters regarding the committee, please see “(3). Measures to Ensure the Fairness of the Tender Offer, including Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest,” “(a) Establishment of an Independent Special Committee in the Target Company” below; hereinafter the same) and developed a system for discussion/negotiation to make the Target Company become a wholly-owned subsidiary of the Tender Offeror.

B.          Background to Deciding the Scheme for the Transaction

As stated in “B. Background to Starting Consideration of the Transaction” above, after the Tender Offeror made an initial proposal to the Target Company in late August 2020 regarding a transaction to make the Target Company its wholly-owned subsidiary, it considered the transaction scheme to make the Target Company a wholly-owned subsidiary of the Tender Offeror.

Specifically, the Tender Offeror compared and considered the following schemes, upon receiving advice from BofA Securities from financial viewpoints and legal advice from Nishimura & Asahi from a legal viewpoints: (1) a scheme to make the Target Company a wholly-owned subsidiary of the Tender Offeror using the Tender Offeror Shares as consideration, by means of a share exchange whereby the Tender Offeror would become the wholly-owning parent company and the Target Company would become the wholly-owned subsidiary; (2) a scheme to make the Target Company a wholly-owned subsidiary of the Tender Offeror with consideration in cash, by requesting the sale of shares, etc., or consolidating shares, after implementing a tender offer for the Target Company Shares and the Target Company’s Share Options; and (3) a scheme to make the Target Company a wholly-owned subsidiary of the Tender Offeror using the Tender Offeror Shares as consideration, by means of a share exchange whereby the Tender Offeror would become the wholly-owning parent company and the Target Company would become the wholly-owned subsidiary, after acquiring part of the Target Company Shares with consideration in cash, by means of the tender offer for the the Target Company Shares and the Share Options.

As a result, at the beginning of October 2020, the Tender Offeror reached the decision that it is desirable to employ the scheme mentioned in (3) above for the reasons stated in (a) and (b) below:
(a)
the Tender Offeror thought that it was desirable to choose a scheme that would enable the Target Company shareholders to decide to receive the Tender Offeror Shares as consideration (the scheme mentioned in (1) or (3) above), for the following reasons:
a. When making the Target Company a wholly-owned subsidiary using the Tender Offeror Shares as consideration, by having the Target Company shareholders own the Tender Offeror Shares, they can enjoy the results of further enhancement of the corporate value of the Tender Offeror and the Target Company together with existing shareholders of the Tender Offeror, which will be achieved by taking measures to realize group synergy such as rebuilding the business base, optimizing the Kansai channel network, and accelerating the downsizing of the headquarters’ functions, entirely on a group basis, after the Transaction; andb. Some transaction partners of the respective companies of the Target Company Group own Target Company Shares, and the Tender Offeror acknowledges that the capital relationship achieved through owning Target Company Shares contributes to building/maintaining the relationship between the respective companies of the Target Company Group and such transaction partners; therefore, instead of choosing a scheme where the Target Company becomes a wholly-owned subsidiary of the Tender Offeror with consideration in cash only, such as by requesting the sale of shares, etc., or consolidating shares, after implementing the Tender Offer for the Target Company Shares and the Share Options, and completely losing the capital relationship between the relevant transaction partners and the respective the Target Company companies, having the Target Company shareholders own Tender Offeror Shares after privatizing the Target Company will lead to maintaining/developing strong relationships between the respective companies within the Target Company and the relevant transaction partners, by whom enhancement of the corporate value of the counter-party can be enjoyed, and further enhancement of the Target Company’s corporate value.

(b)
When implementing a share exchange where the Tender Offeror becomes the wholly-owning parent company and the Target Company becomes the wholly-owned subsidiary, the Tender Offeror Shares will be allocated and delivered to shareholders of the Target Company other than the Tender Offeror. Net profits for the current fiscal year attributable to shareholders of the t Tender Offeror’s parent company are expected to increase due to the share exchange. However, if the Tender Offer is not implemented prior to the share exchange, the Tender Offeror Shares to be allocated and delivered by the Tender Offeror in accordance with the share exchange will increase compared to those allocated and delivered where the Tender Offer is implemented. For example, if the Target Company Shares are tendered at a number equivalent to the minimum number to be purchased, then the number of the Tender Offeror Shares to be allocated and delivered by the Tender Offeror in accordance with the Share Exchange will be 216,378,430 shares. Thus, the number of the Tender Offeror Shares to be allocated and delivered will be 41,727,258 shares less than the number of Tender Offeror Shares (i.e., 258,105,688 shares) to be allocated and delivered if the Tender Offer is not implemented. Accordingly, the Tender Offeror thought that it was desirable to acquire part of the Target Company Shares with consideration in cash, prior to the share exchange.

C.	Background to Deciding the Conditions of the Tender Offer

After the consideration stated in “B. Background to Deciding the Scheme for the Transaction” above, in the beginning of October 2020, the Tender Offeror made an official proposal to SMBC to the following effect: (i) that it will implement the tender offer for the Target Company Shares at 402 yen per share, and that SMBC will tender 29,385,393 or more of the Target Company Shares; and (ii) that SMBC will delegate the exercise of of voting rights at the Extraordinary Shareholders Meeting to the Tender Offeror, with respect to all Target Company Shares it owns (including the Tendered Shares) as of the record date of the Extraordinary Shareholders Meeting. While the Tender Offeror will acquire a certain number of Target Company Shares from SMBC at a level equivalent to the market price, it made this proposal assuming to ensure voting rights necessary to pass the proposal relating to the approval of the Share Exchange Agreement, and the price (402 yen per Target Company Share) was determined taking into consideration the simple average of the closing price of the Target Company Shares (402 yen) at that time for the past six-month. In response thereto, on October 13, 2020, the Tender Offeror received an answer that SMBC considers that an adequate premium is necessary, and a request that the Tender Offeror consider setting the tender offer price at 700 yen per Target Company Share.

Following this request, the Tender Offeror reconsidered the tender offer price, and on October 20, 2020, proposed to SMBC that the tender offer price be 450 yen per Target Company Share. In response thereto, on October 22, 2020, SMBC asked the Tender Offeror to reconsider the tender offer price, stating that 450 yen per Target Company Share was insufficient.

Upon such request, the Tender Offeror reconsidered the tender offer price, and on October 29, 2020, proposed to SMBC that the tender offer price be 475 yen per Target Company Share. In response thereto, SMBC asked the Tender Offeror to reconsider the tender offer price, stating that, although SMBC fully understands the significance of implementing the Transaction, the tender offer price of 475 per Target Company Share was still insufficient.

Upon such request, the Tender Offeror reconsidered the tender offer price, and on November 3, 2020, made a final proposal to SMBC that the tender offer price be 500 yen per Target Company Share. In response thereto, on November 6, 2020, the Tender Offeror received an answer from SMBC that SMBC will accept (i) to Tender to the tender offer if the tender offer is implemented at 500 yen per Target Company Share; and (ii) to delegate the exercise of voting rights at the Extraordinary Shareholders Meeting to the Tender Offeror, with respect to all Target Company Shares it owns (including the Tendered Shares), as of the record date of the exercise of voting rights at the Extraordinary Shareholders Meeting.

As a result of the discussion and negotiations described above, today, the Tender Offeror executed the Tender Agreement with SMBC and SMFG, and finally agreed (i) that the Tender Offer Price will be 500 yen per Target Company Share and that SMBC will Tender to the tender offer; and (ii) that SMBC will delegate the exercise of voting rights at the Extraordinary Shareholders Meeting to the Tender Offeror, with respect to all Target Company Shares it owns (including the Tendered Shares) as of the record date of the exercise of voting rights at the Extraordinary Shareholders Meeting. Thus, the Tender Offeror determined to set the Tender Offer Price at 500 yen.

The Tender Offeror has reported to the Special Committee the situation of discussions and negotiations between the Tender Offeror and SMBC regarding the tender offer price in the Tender Offer. On October 16, 2020, the Special Committee asked the Tender Offeror to set the share exchange ratio in the Share Exchange so that the value of consideration (Tender Offeror Shares) to be delivered to shareholders of the Target Company will be equal to or more than the tender offer price in the Tender Offer, because the tender offer price is an important factor to take into consideration when determining the share exchange ratio in the Share Exchange, from the viewpoint of eliminating coerciveness. However, the Special Committee and the Target Company have not negotiated the tender offer price in the Tender Offer.

D.	Background to Deciding the Conditions for the Share Exchange

As stated in A. “Background to Starting Consideration of the Transaction” above, the Tender Offeror made an initial proposal to the Target Company regarding a transaction to make the Target Company itswholly-owned subsidiary in late August 2020.

Then, after consideration stated in B. “Background to Deciding the Scheme for the Transaction” above, in order for general shareholders of the Target Company to enjoy the results of further enhancement of the corporate value of the Tender Offeror and the Target Company, which will be achieved by taking measures to realize group synergy, such as rebuilding the business base, optimizing the Kansai channel network, and accelerating the downsizing of the headquarters’ functions, entirely on a group basis, after the Transaction, and steadily implementing various business strategies that can be implemented after the Transaction, the Tender Offeror made an official proposal to the Target Company on October 5, 2020 as follows: (A) to conduct a share exchange where the Tender Offeror will be a wholly-owning parent company resulting from the share exchange and the Target Company will be a wholly-owned subsidiary resulting from the share exchange, whereby the Tender Offeror will make the Target Company a wholly-owned subsidiary; (B) to conduct a tender offer aiming to acquire the Target Company Shares at least partly in cash prior to the share exchange from the viewpoint of restraining dilution of earnings per share (EPS) of the Tender Offeror; (C) to set a share exchange ratio in the share exchange at one Target Company Share to 1.20 Tender Offeror Shares; and (D) to determine the tender offer price upon consultation with SMBC. For details of background to deciding the scheme for the Transaction, please see “B. Background to Deciding the Scheme for the Transaction” above.

In response, on October 9, 2020, the Special Committee asked the Tender Offeror to reconsider the share exchange ratio of one  Target Company Share to 1.20  Tender Offeror Shares, stating that it feels deep sympathy with the meaning and the purpose of the Transaction, but cannot determine that this share exchange ratio is adequate in light of the respective reports regarding the valuation of the share exchange ratio, the negotiation policy with the Tender Offeror, opinions and advice the Special Committee received from Nomura Securities and Frontier Management, Inc. (“Frontier Management”), and the opinion from Kitahama Partners, from the viewpoint of ensuring fairness of the proceedings and opinion from legal viewpoints.
Upon such request, the Tender Offeror reconsidered the share exchange ratio, and proposed to the Special Committee on October 13, 2020, that the share exchange ratio be one  Target Company share to 1.25 Tender Offeror Shares. In response, on October 15, 2020, the Special Committee proposed to the Tender Offeror that the share exchange ratio be one  Target Company Share to 1.50  Tender Offeror Shares.

Upon such proposal, the Tender Offeror proposed to the Special Committee on October 20, 2020, that the share exchange ratio be one Target Company Share to 1.31 Tender Offeror Shares. In response, on October 28, 2020, the Special Committee proposed to the Tender Offeror that the share exchange ratio be one  Target Company Share to 1.48 Tender Offeror Shares.

Upon such proposal, the Tender Offeror proposed to the Special Committee on October 29, 2020, that the share exchange ratio be one  Target Company Share to 1.36  Tender Offeror Shares. In response, on October 30, 2020, the Special Committee asked the Tender Offeror to reconsider the share exchange ratio of one Target Company Share to 1.36 Tender Offeror Shares, stating that it still could not determine that this share exchange ratio is adequate in light of the respective reports regarding the valuation of the share exchange ratio, the negotiation policy with the Tender Offeror, opinions and advice from financial viewpoints that the Special Committee received from Nomura Securities and Frontier Management, and the opinion from Kitahama Partners from the viewpoint of ensuring fairness of the proceedings and opinion from legal viewpoints.

Upon such request, the Tender Offeror reconsidered the share exchange ratio, and proposed to the Special Committee on November 3, 2020, that the share exchange ratio be one Target Company Share to 1.41 Tender Offeror Shares. In response, on November 6, 2020, the Special Committee answered to the Tender Offeror that it would accept the share exchange ratio at one Target Company Share to 1.41 Tender Offeror Shares, on the assumption that the Special Committee confirms that the Tender Offeror and SMBC agreed upon the tender offer price, where the value of consideration (Tender Offeror Shares) to be delivered to shareholders of the Target Company in the Share Exchange will be equal to or more than the tender offer price in the Tender Offer.

Thus, on November 9, 2020, the Tender Offeror and the Special Committee agreed to raise the share exchange ratio in the Share Exchange to one Target Company Share to 1.42 Tender Offeror Shares, so that the value of consideration (Tender Offeror Shares) to be delivered to shareholders of the Target Company in the Share Exchange will be equal to or more than the tender offer price in the Tender Offer (Note), taking into consideration the closing price (352.7 yen) of the Tender Offeror Shares as of the same date.

(Note)
The value of the consideration (equivalent to 1.42 Tender Offeror Shares, based on the Share Exchange Ratio) per Target Company Share in the Share Exchange will be 500.8127 yen if calculated based on the simple average of the closing price (352.685 yen) for the past one month period up to November 9, 2020, the business day preceding the release date of the Transaction of the Tender Offeror Shares, and this price is higher than the Tender Offer Price (500 yen) by 0.8127 yen.

As of the time immediately before the Share Exchange becomes effective, shareholders of the Target Company who own the Target Company Shares less than one unit (100 shares) may be delivered fractions less than one Tender Offeror Share, upon the Share Exchange (1) decimal fractions resulting from the number of the Target Company Shares owned by shareholders of the Target Company as of the time immediately before the Share Exchange becomes effective, multiplied by the Share Exchange Ratio, are the fraction arising as a result of the delivery, and even if such fraction arises, shareholders of the Target Company may enjoy a premium equivalent to the case where they receive Tender Offeror Shares as consideration for the Share Exchange; and (2) shareholders of the Target Company who own less than one unit (100 shares) of Target Company Shares may request that the Tender Offeror purchase the shares less than one unit they own pursuant to Article 192, paragraph 1 of the Companies Act. They may also request that the Target Company sell the relevant number of shares which shall constitute the share unit number if combined with the number of shares less than one unit they hold, pursuant to Article 194, paragraph 1 of the Companies Act and the Articles of Incorporation. As such, they may take necessary measures so that no fractions will arise. Therefore, consideration received by shareholders of the Target Company through which fractions of less than one Tender Offeror Share will arise as a result of the Tender Offeror Shares being delivered upon the Share Exchange, and through those who will not have any fractions less than one Tender Offeror Share in accordance with the Share Exchange, will be equivalent. Accordingly, the Tender Offeror has not discussed nor negotiated with the Special Committee and the Target Company regarding the handling of fractions, separate from the discussions/negotiation described above.

E.	Decision to Implement the Transaction

Based on the considerations stated in “A. Background to Starting Consideration of the Transaction” above, the Tender Offeror conducted due diligence on the Target Company from mid September 2020 to early October 2020. It received advice from BofA Securities from financial viewpoints, and advice from Nishimura & Asahi from a legal perspective and carefully considered them. In early November 2020, it determined that by making the Target Company its wholly-owned subsidiary, the enhanced corporate value of both companies would be equal to or greater than when the relationship of the parent-subsidiary listing was maintained, such as by integrating the management resources of the Tender Offeror group and further strengthening the unity between the Tender Offeror and the Target Company to realize enhanced group synergy. As a result of such considerations, discussions and negotiations stated in “B. Background to Deciding the Scheme for the Transaction”, “C. Background to Deciding the Conditions of the Tender Offer” and “D. Background to Deciding the Conditions for the Share Exchange” above, the Tender Offeror reached an agreement with SMBC and the Target Company, respectively, on the Tender Offer Price and the Share Exchange Ratio. Thus, the Tender Offeror resolved in its board of directors meeting held today to implement the Transaction for the purpose of making the Target Company its wholly-owned subsidiary, and to implement the Tender Offer as the first stage of the Transaction.

On the other hand, according to the Target Company Press Release, the decision-making process and reasons leading to the Target Company’s opinion to agree to the Transaction is as stated below.

Since The Target Company became a member of the Tender Offeror group in April 2018, it has cooperated with The Tender Offeror in relation to their business operations, including introduction of various financial instruments/services owned by The Tender Offeror, utilization of trusts/real estate functions, and integration of clerical work systems to improve business efficiency. In addition, based on the Second Medium-Term Management Plan: Change Gears for “Kansai” with the plan period from the fiscal year ending March 2021 to the fiscal year ending March 2023 developed in May 2020, it has been focusing on asset formation, business development, and transfer support as strategic business, and at the same time, has been striving to realize improvement of productivity through channel reformation, reformation/digitalization of business, and reformation of human resources. Concurrently, as a listed company, the Target Company has been respecting the interests of general shareholders and striving to ensure its independence. Thus, the Target Company has acknowledged that, under the current capital relationship where The Target Company maintains its listing, when mutually utilizing the two companies’ respective management resources, due to concerns regarding conflicts of interest with general shareholders of the Tender Offeror group and the Target Company, it is difficult to take drastic measures, such as attempting to realize optimization entirely on a group basis, and it is difficult to introduce various measures with the Tender Offeror group promptly, so that the possibility cannot be denied that the synergy generated as a result of the Target Company being the Tender Offeror group, is not exerted to the maximum extent.

In addition to prolonged negative interest rates, alliances or integration with banks, and participation in the financial business by other industry players, COVID-19 is not expected to just have a temporary effect, but also a significant and long-term effect on the actual economy; thus, the business environment is becoming much more harsh. In particular, banks that directly compete with the Tender Offeror and  the Target Company are implementing various measures to raise their profitability, such as integrating with other banks, or allying with other industries; thus, competition among banks is expected to be protracted. In addition, since the creation of a system for funds transfer services, money transfer services that do not go through banks are expanding, both in the number of transfer transactions and the amount transferred. In June 2020, the “Act to Partly Amend Acts, etc., Regarding Sales, etc., of Financial Instruments to Improve the Convenience of, and to Protect, Financial Service Users” was established and promulgated, amending the Payment Services Act, among other laws, and types of businesses that can transfer large amount of funds (more than one million yen) were created (type 1 funds transfer service provider). As such, competition with industries other than banks is expected to be harsh in the future. To improve the ability to respond to such business environment, the Target Company arrived at the idea that it is necessary to strive to resolve the following important management tasks, and to accelerate the implementation speed: (i) building strong management condition by further enhancing business efficiency and controlling expenses; (ii) improving the ability to receive consideration for financial services from sources other than interest (earnings power of services); and (iii) maintaining and developing a capital base to support the local economy.

Under the circumstances, in response to the initial proposal regarding the transaction to make the Target Company a wholly-owned subsidiary, which the Target Company received from the Tender Offeror in late August 2020, the Target Company elected Nomura Securities as its financial advisor independent of the Tender Offeror, the Target Company, and SMBC (which is the Shareholder Agreeing the Tender), and Kitahama Partners as its legal advisor independent of the Tender Offeror, the Target Company, and SMBC (which is the Shareholder Agreeing the Tender). Further, in order to avoid any conflict of interest, the Target Company established the Special Committee and developed a system for consideration/discussion/negotiation of the transaction to make the Target Company its wholly-owned subsidiary.

Since receipt of an official proposal on October 5, 2020 from the Tender Offeror that the share exchange ratio in the Share Exchange be one Target Company Share to 1.20 Tender Offeror Shares, the Target Company received reports from Nomura Securities regarding the results of the share value calculation of the Target Company, the results of calculation of the share exchange ratio in the Share Exchange, advice regarding negotiation policy with the Tender Offeror, and other advice from financial viewpoints; at the same time, the Target Company received guidance from Kitahama Partners regarding measures to ensure fairness in procedures for the Transaction and other legal advice. The Target Company continuously conducted discussions and negotiations with the Tender Offeror regarding the terms for the Share Exchange.

When discussing and negotiating with the Tender Offeror, as stated in “(3) Measures to Ensure the Fairness of the Tender Offer, including Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest” of “(a) Establishment of an Independent Special Committee in the Target Company” of “ (i) Background of Establishment” below, the Special Committee is authorized to negotiate with the Tender Offeror on the transaction terms for the Transaction, the Special Committee was substantially involved in negotiations by direct negotiations with the Tender Offeror.

Specifically, on October 9, 2020, the Special Committee asked the Tender Offeror to reconsider the share exchange ratio of one Target Company Share to 1.2 Tender Offeror Shares because such share exchange ratio cannot be determined to be reasonable in light of reports regarding the valuation of the share exchange ratio received respectively from Nomura Securities and Frontier Management, negotiation policies with the Tender Offeror and other opinions and advice from a financial viewpoint, and the opinion heard from Kitahama Partners from viewpoint of ensuring the fairness of the process and legal viewpoint. Then, the Tender Offeror proposed to the Special Committee on October 13, 2020, that the share exchange ratio be one Target Company Share to 1.25 Tender Offeror Shares. In response, on October 15, 2020, the Special Committee proposed to the Tender Offeror that the share exchange ratio be one Target Company Share to 1.50 Tender Offeror Shares.

Thereafter, the Tender Offeror proposed to the Special Committee on October 20, 2020, that the share exchange ratio be one Target Company Share to 1.31 Tender Offeror Shares. In response, on October 28, 2020, the Special Committee proposed to the Tender Offeror that the share exchange ratio be one Target Company Share to 1.48 Tender Offeror Shares.

Then, the Tender Offeror proposed to the Special Committee on October 29, 2020, that the share exchange ratio be one Target Company Share to 1.36 Tender Offeror Shares. In response, on October 30, 2020, the Special Committee asked the Tender Offeror to reconsider the share exchange ratio of one Target Company Share to 1.36 Tender Offeror Shares because such share exchange ratio cannot be yet determined to be reasonable in light of reports regarding the valuation of the share exchange ratio received respectively from Nomura Securities and Frontier Management, negotiation policies with the Tender Offeror and other opinions and advice from a financial viewpoint, and the opinion heard from Kitahama Partners from viewpoint of ensuring the fairness of the process.

Thereafter, on November 3, 2020, the Tender Offeror proposed to the Special Committee that the share exchange ratio be one Target Company Share to 1.41 Tender Offeror Shares. In response, on November 6, 2020, the Special Committee replied that it will accept the share exchange ratio of one Target Company Share to 1.41 Tender Offeror Shares on condition that the Special Committee confirm that the Tender Offeror and SMBC reached an agreement on the Tender Offer Price so that the value of the consideration to be delivered to the shareholders of the Target Company (the Tender Offeror Shares) will be no less than the Tender Offer Price in the Tender Offer.

Thus, on November 9, 2020, the Tender Offeror and the Special Committee agreed to raise the share exchange ratio in the Share Exchange to one Target Company Share to 1.42 Tender Offeror Shares, so that the value of consideration (Tender Offeror Shares) to be delivered to shareholders of the Target Company in the Share Exchange will be equal to or more than the tender offer price in the Tender Offer (Note), taking into consideration the closing price (352.7 yen) of the Tender Offeror Shares as of the same date.

(Note)
The value of the consideration (equivalent to 1.42 Tender Offeror Shares, based on the Share Exchange Ratio) per Target Company Share in the Share Exchange will be 500.8127 yen if calculated based on the simple average of the closing price (352.685 yen) for the past one month period up to November 9, 2020, the business day preceding the release date of the Transaction of the Tender Offeror Shares, and this price is higher than the Tender Offer Price (500 yen) by 0.8127 yen.

As of the time immediately before the Share Exchange becomes effective, shareholders of the Target Company who own the Target Company Shares less than one unit (100 shares) may be delivered fractions less than one Tender Offeror Share, upon the Share Exchange, (1) decimal fractions resulting from the number of the Target Company Shares owned by shareholders of the Target Company as of the time immediately before the Share Exchange becomes effective, multiplied by the Share Exchange Ratio, are the fraction arising as a result of the delivery, and even if such fraction arises, shareholders of the Target Company may enjoy a premium equivalent to the case where they receive Tender Offeror Shares as consideration for the Share Exchange; and (2) shareholders of the Target Company who own less than one unit (100 shares) of Target Company Shares may request that the Target Company purchase the shares less than one unit they own pursuant to Article 192, paragraph 1 of the Companies Act. They may also request that the Tender Offeror sell the relevant number of shares which shall constitute the share unit number if combined with the number of shares less than one unit they hold, pursuant to Article 194, paragraph 1 of the Companies Act and the Articles of Incorporation. As such, they may take necessary measures so that no fractions will arise. Therefore, consideration received by shareholders of the Target Company through which fractions of less than one Tender Offeror Share will arise as a result of the Tender Offeror Shares being delivered upon the Share Exchange, and through those who will not have any fractions less than one Tender Offeror Share in accordance with the Share Exchange, will be equivalent. Accordingly, the Tender Offeror has not discussed nor negotiated with the Special Committee and the Target Company regarding the handling of fractions, separate from the discussions/negotiation described above.

With respect to the Tender Offer Price, (i) as stated in “(2) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary),” “(a) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer,” “E. Decision to Implement the Transaction” above, the Tender Offer is to be implemented as the first stage of the Transaction the main purpose of which is for the Tender Offeror to acquire the Target Company Shares equivalent to the number of the Tendered Shares from SMBC, and the Tender Offeror and SMBC have negotiated the terms for the Tender Offer; (ii) the Tender Offer Price is not considered to have reached the price level where the Target Company may actively recommend that its shareholders tender in the Tender Offer, and acquiring shares from general shareholders has not objectively been contemplated; and (iii) a share exchange ratio in the Share Exchange to be implemented upon the successful completion of the Tender Offer is considered to be adequate in light of the results of calculation of the share value of the Target Company and share exchange ratio for the Share Exchange conducted by the Target Company, and general shareholders of the Target Company could enjoy the future growth of the Tender Offeror by continuously holding the Target Company Shares until the Effective Date and becoming the shareholders of the Tender Offeror after the Share Exchange. Accordingly, the Target Company has not negotiated with the Tender Offeror on the tender offer price in the Tender Offer.

Based on the background stated above, taking into consideration legal advice received from Kitahama Partners and the result of the legal due diligence conducted by Kitahama Partners on the Tender Offeror from early September to early October 2020, advice from a financial viewpoint received from Nomura Securities and details of the Target Company’s share price valuation report (the “Share Price Valuation Report (Nomura Securities)”) and a share exchange ratio analysis report (the “Share Exchange Ratio Analysis Report (Nomura Securities)”) received as of November 9, 2020, the results of the financial/accounting due diligence conducted by PwC Advisory LLC and PwC Tax Japan (collectively, “PwC”), and a share price valuation report of the Target Company (the “Share Price Valuation Report (Frontier Management)”) and a share exchange ratio analysis report (the “Share Exchange Ratio Analysis Report (Frontier Management)”) by Frontier Management submitted as of November 9, 2020 through the Special Committee, and details of a written opinion regarding the fairness of the Share Exchange Ratio (the “Fairness Opinion”), and respecting the details of the Special Committee’s decisions presented in a written report that the Target Company received on November 9, 2020 from the Special Committee (the “Written Report”; for summaries of the Written Report, please see “(3) Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest, and Measures to Ensure the Fairness of the Tender Offer,” “(a) Establishment of an Independent Special Committee in the Target Company,” “(iii) Details of the Special Committee’s Decisions” below) to the utmost extent possible, the Target Company carefully discussed and considered in its board of directors meeting held today whether the Transaction contributes to the enhancement of the corporate value of the Target Company, and whether the transactional conditions concerning the Transaction are adequate (excluding the adequacy of the Tender Offer Price). As stated in “(3) Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest, and Measures to Ensure the Fairness of the Tender Offer,” “(a) Establishment of an Independent Special Committee in the Target Company,” “(i) Background of Establishment” below, the Target Company’s board of directors has resolved in advance that it would not agree to the Transaction if the Special Committee determines that the transactional conditions are not adequate.

As a result thereof, as stated below, the Target Company reached the conclusion today that becoming a wholly-owned subsidiary of the Tender Offeror enables it to expect the creation of synergies, and contribute to the enhancement of the corporate value of the Target Company. The Target Company believes that, after the Transaction, becoming a wholly-owned subsidiary of the Tender Offeror will enable it to avoid conflicts of interest between general shareholders of the Tender Offeror group and the Target Company and restrictions to ensure independence, mutual use of management resources or the like, and further facilitate  the business alliance between the two companies even more closely; and that swiftly taking various strategies will contribute to the enhancement of the mid-to-long term corporate value of the Tender Offeror Group including the Target Company.

The Target Company intends to discuss and implement the following matters as a specific synergy:

●	Further realization of cost synergy
*	Optimizing channel network: further optimizing the Target Company’s channel network, utilizing joint stores (bank-in-bank model) mainly in Osaka, of the Tender Offeror group and Target Company group.
*	Downsizing headquarters’ functions: integrating and downsizing the headquarters’ functions for which integrated operation with the Tender Offeror group is possible and with a high efficiency effect.
*	Re-building business base: re-building efficient systems to aggregate clerical work within the entire Target Company group including the Target Company, and re-allocating human resources.
●	Improvement of customer convenience and services by strengthening the unity with the Tender Offeror group
A)
Seamless development of group solution function: strengthening business support functions for customers through seamless development of trust and real property functions, international business operations, and functions of affiliated companies of the Tender Offeror group.

B)	Enhancing business opportunities utilizing group customer base and information: business matching through sophistication of joint use of customer information, more enhanced information provision using M&A information and making proposals.
C)
Accelerating introduction of sophisticated instruments and services: joint development of sophisticated instruments and services that are difficult to develop by the Target Company alone by mutual utilization of management resources with the Tender Offeror group and accelerating the introduction of such instruments and services at the same speed as the Tender Offeror group

D)
Further improving clerical quality and service level: realizing more advanced clerical quality and service level by jointly working on human development with the Tender Offeror group, not by the Target Company alone, and promoting differentiation from competitors.

●	Preparation of complementary system for a capital base by completely being affiliated with the Tender Offeror group, which is larger than the Target Company

According to the Target Company, the Company determined today that based on the following, the Tender Offer Price of 500 yen per share cannot be considered unreasonable because it will provide the Target Company’s shareholders who wish to realize their shares now with a certain opportunity to recover their investment, however, the Special Committee does not consider that the Tender Offer Price is at a level that makes it possible to actively recommend that general shareholders tender their shares in the Tender Offer.
●
The Tender Offer Price is above the upper limit of the range calculated by the average market share price method and the similar company comparison method in the Share Price Valuation Report (Nomura Securities) but is below the lower limit of the range calculated by the discount dividend model (“DDM Method”) in that report; further, the Tender Offer Price is above the upper limit of the range calculated by the average market share price method and the similar company comparison method in the Share Price Valuation Report (Frontier Management) but is below the lower limit of the range calculated by the DDM Method in that report; based on this, the Target Company does not consider that the Tender Offer Price is at a level that makes it possible to actively recommend that general shareholders tender their shares in the Tender Offer.

●
The Tender Offer Price of 500 yen is equivalent to the amount including a premium of 23.46 % on the closing price of 405 yen on November 9, 2020, which is the business day immediately before today; the simple average of the closing price of 411 yen for the past one-month period up to November 9, 2020, including a premium of 21.65% ; the simple average of the closing price of 434 yen for the past three-month period up to November 9, 2020, including a premium of 15.21%; and the simple average of the closing price of 417 yen for the past six-month period up to November 9, 2020, including a premium of 19.90%. In the sense that the Tender Offer Price includes a certain premium on the market price of the Target Company Shares, it cannot be said that the Tender Offer Price is unreasonable for general shareholders who wish to realize their shares now.

●
The Tender Offer Price was agreed on by The Tender Offeror and SMBC through their negotiations. The Tender Offer Price mainly aims to cause SMBC to tender in the Tender Offer, while it only provides other general shareholders with an opportunity to realize their shares at the Tender Offer Price if they wish to do so.

Also, the Target Company determined today that based on the following, the Share Exchange Ratio in the Share Exchange, which is scheduled to be conducted when the Tender Offer successfully completes, is considered to be adequate and shareholders of the Target Company could enjoy the future growth of the Tender Offeror by becoming the shareholders of the Tender Offeror.
●
The Share Exchange Ratio is above the upper limit of the range calculated by the average market share price method and the similar company comparison method in the Share Exchange Ratio Analysis Report (Nomura Securities); furthermore, it is above the central value of the range calculated by the DDM Method in that report. The Share Exchange Ratio is above the upper limit of the range calculated by the average market share price method and the similar company comparison method in the Share Exchange Ratio Analysis Report (Frontier Management); furthermore, it is above the central value of the range calculated by the DDM Method in that report.

●	The Special Committee obtained a fairness opinion from Frontier Management that the Share Exchange Rate is fair to the general shareholders from a financial perspective.
●
As stated above, by making the Target Company a wholly-owned subsidiary of the Target Company, it is expected to create a synergy and contribute to the enhancement of the corporate value of the Target Company.

Based on the above, the Target Company determined that the Transaction including the Tender Offer, and other subsequent measures are considered to contribute to the enhancement of the corporate value of the Target Company, and it would be appropriate to agree to the Tender Offer. However, as stated above, it cannot be said that the Tender Offer Price is unreasonable for general shareholders who wish to realize their shares now. However, considering that the Tender Offer Price is below the lower limit of the range calculated by the DDM Method in the Share Price Valuation Report (Nomura Securities) and Share Price Valuation Report (Frontier Management), the Target Company does not consider that the Tender Offer Price is at a level that makes it possible to actively recommend that general shareholders tender their shares in the Tender Offer. On the other hand, the share exchange ratio in the Share Exchange, which is scheduled to be conducted when the Tender Offer successfully completes, is within the range calculated by the DDM Method in the Share Exchange Ratio Analysis Report (Nomura Securities) and Share Exchange Ratio Analysis Report (Frontier Management); thus, it is a reasonable transaction term.

Based on the foregoing, the Target Company resolved at its board of directors meeting held today to express opinions to the effect that it reserves its opinion regarding the appropriateness of the Tender Offer Price and the purchase price for the Share Options and leaves the decision whether to tender in the Tender Offer to the discretion of the Target Company’s shareholders and the Share Option Holders.

Based on the above, the Target Company decided that the Transaction and other measures will contribute to the enhancement of the corporate value of the Target Company, and it would be appropriate to agree to the Tender Offer. However, as stated above, it cannot be said that the Tender Offer Price is unreasonable for general shareholders who wish to realize their shares now. However, considering that the Tender Offer Price is below the lower limit of the range calculated by the DDM Method in the Share Price Valuation Report (Nomura Securities) and Share Price Valuation Report (Frontier Management), the Target Company does not consider that the Tender Offer Price is at a level that makes it possible to actively recommend that general shareholders tender their shares in the Tender Offer. On the other hand, the share exchange ratio in the Share Exchange, which is scheduled to be conducted when the Tender Offer successfully completes, is within the range calculated by the DDM Method in the Share Price Exchange Ratio Analysis Report (Nomura Securities) and Share Price Exchange Ratio Analysis Report (Frontier Management); thus, it is a reasonable transaction term. Based on the foregoing, the Special Committee considers that it is appropriate for the Target Company’s board of directors to express opinions to the effect that it reserves its opinion regarding the appropriateness of the Tender Offer Price and the purchase price for the Share Options and leaves the decision whether to tender in the Tender Offer to the discretion of the Target Company’s shareholders and the Share Option Holders. Moreover, as the purchase price per unit of the Share Option is set at one yen, the Target Company determined that it is adequate to withhold expressing its opinion regarding the adequacy of the Tender Offer Price and to leave the decision whether to tender in the Tender Offer to Share Option Holders .

Thus, in its board of directors meeting held today, the Target Company resolved to express an opinion to agree to the Tender Offer, and that it withhold expressing its opinion regarding the adequacy of the Tender Offer Price and the purchase price for the Share Options, and that it will leave the decision whether to tender in the Tender Offer to its shareholders.

Regarding the method of resolution at the Target Company’s board of directors meeting, please see “(3) Measures to Ensure the Fairness of the Tender Offer, including Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest,” “(e) Approval of All Directors of the Target

Company Without Interests (Including Those Who Are Audit and Supervisory Committee Members)” below.

(b)	Post-Tender Offer Management Policy

After having the Target Company be its wholly-owned subsidiary, the Tender Offeror will accelerate cooperation within the Tender Offeror group including the Target Company, and it will make the decision-making process faster, promote operational efficiency, and raise the probability of growth of the Tender Offeror group including the Target Company.

There is no plan for a reorganization concerning the Target Company as of today, and no plan to change the composition of officers (as of today four directors of the Target Company (other than the director who is an Audit and Supervisory Committee member, of which, two are outside directors) and one director who is an Audit and Supervisory Committee member were officers or employees of the Tender Offeror and/or the Tender Offeror Group other than the Target Company Group), except for the schedule regarding the implementation of the Share Exchange. The Tender Offeror and the Target Company agreed to maintain the current system, which is centered on the Target Company as an intermediate holding company; and after discussing with each other the specific, future operation, both companies intend to strive to build an optimum system for further enhancement of the management base, for the following purposes: to gain support from the local community/economy by focusing on the Kansai regions that are the respective bases for Kansai Mirai Bank, Limited and the Minato Bank, Ltd., which are within the Target Company group, and maintain a close relationship with those regions; and to continue to seek potential as a platform for reorganization of local banks in the Kansai Region.

(3)	Measures to Ensure the Fairness of the Tender Offer, including Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest

Given that the Tender Offeror is the parent company and controlling shareholder of the Target Company owning 190,721,180 shares of the Target Company Shares (ownership ratio: 51.15%); and the Transaction including the Tender Offer falls under a transaction where the issues of structural conflicts of interest and of asymmetry of information typically subsist, the Tender Offeror and the Target Company have taken measures to deal with such issues and to ensure the fairness of the transaction terms for the Transaction as follows.

Among those stated below, the measures taken by the Target Company are based on explanations provided by the Target Company.

(a)	Establishment of an Independent Special Committee in the Target Company

(i)	Background of Establishment

According to the Target Company, the Target Company received an initial proposal regarding the transaction to make the Target Company a wholly-owned subsidiary of the Tender Offeror in late August 2020 from the Tender Offeror. For the purposes of (1) ensuring careful decision-making by the Target Company, (2) eliminating risks of arbitrariness and conflicts of interest in the decision-making process of the Target Company’s board of directors and ensuring fairness of the process, and (3) making sure that the board’s decision to carry out the transaction to make the Target Company a wholly-owned subsidiary of the Tender Offeror is not disadvantageous to the Target Company’s general shareholders, the Target Company established, on September 1, 2020, the Special Committee consisting of the following three outside directors of the Target Company, none of whom has interests in the Tender Offeror and all of whom have been notified to the Tokyo Stock Exchange as independent officers: Mr. Ryuji Yasuda (Chairperson of Tokyo Woman’s Christian University and other posts), Mr. Tadaharu Ohashi (Former Advisor for Kawasaki Heavy Industries, Ltd.), and Mr. Tetsuya Nishikawa (Representative Director of Diffa Co., Ltd.). In considering the Transaction, the Target Company inquired of the Special Committee about the following matters: (1) whether the transaction to make the

Target Company a wholly-owned subsidiary of the Tender Offeror contributes to enhancement of the corporate value of the Target Company; and (2) whether the transaction to make the Target Company a wholly-owned subsidiary of the Tender Offeror is not disadvantageous to general shareholders of the Target Company in light of the results of consideration about (i) appropriateness of the terms of the transaction to make the Target Company a wholly-owned subsidiary of the Tender Offeror, and (ii) fairness of procedures for such transaction (collectively, “Matters of Inquiry”).

As stated in (b) “Background to Deciding the Scheme for Making KMFG a Wholly-Owned Subsidiary” of (1) “Background to and Purpose of Making KMFG a Wholly-Owned Subsidiary” of 1. “Purpose of Making KMFG a Wholly-Owned Subsidiary” above, in early October 2020, which is after the establishment of the Special Committee, the Tender Offeror decided on the following scheme of the Transaction: a scheme to make the Target Company a wholly-owned subsidiary of the Tender Offeror using the Tender Offeror Shares as consideration, by means of the share exchange whereby The Tender Offeror would become the wholly-owning parent company and the Target Company would become the wholly-owned subsidiary, after acquiring part of the Target Company Shares with consideration in cash, by means of the tender offer for the Target Company Shares and the Share Options. In response to this decision and in light of legal advice from Kitahama Partners, which is the legal advisor elected by the Target Company, the Special Committee had discussions with the Target Company and decided to consider the following matters as preparation for providing a report on (2) of the Matters of Inquiry: (i) in the Transaction, whether due consideration has been given to the interest of general shareholders of the Target Company through fair procedures; (ii) what opinions should be expressed by the Target Company’s board of directors about the Tender Offer; (iii) whether it is appropriate for the Target Company’s board of directors to express opinions to the effect that it supports the Tender Offer, reserves its opinion regarding the appropriateness of the Tender Offer Price, and leaves to the discretion of the Target Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer, and whether it can be said that the board expressing these opinions is not disadvantageous to general shareholders of the Target Company; (iv) whether fairness of transaction terms in the Share Exchange (including the consideration in the Share Exchange) has been ensured; and (v) based on consideration under (i) through (iv), whether it can be said that such transaction is not disadvantageous to general shareholders of the Target Company.

When establishing the Special Committee, the Target Company’s board of directors positioned the Special Committee as a council independent of the board and resolved that it would respect the Special Committee’s decisions to the utmost extent possible in making decisions regarding the Transaction, that it would not support the Transaction if the Special Committee determines that the transaction terms are not appropriate, and that the board authorizes the Special Committee to (a) negotiate transaction terms and other matters with the Tender Offeror; (b) when the Special Committee provides a report on the Matters of Inquiry, elect its own advisors on financial, legal, or other affairs as necessary (expenses in this case will be borne by the Target Company) or nominate or approve (including ex-post facto approval) the Target Company’s advisors on financial, legal, or other affairs; (c) and receive information necessary to consider and make decisions regarding the Transaction from officers and employees of the Target Company.

A fixed-amount of compensation will be paid to each member of the Special Committee as the consideration for his or her duties regardless of what is stated in its report.

(ii)	Background of Consideration

From September 1, 2020 to November 9, 2020, the Special Committee held its meetings 14 times in total. The Special Committee carefully considered the Matters of Inquiry such as by collecting information and having discussions from time to time as necessary in addition to the meetings. More specifically, the Special Committee first confirmed that there was no problem with Nomura Securities, which was elected by the Target Company as its financial advisor and third-party valuation institution, or Kitahama Partners, which was elected by the Target Company as its legal advisor, in terms of their independence and expertise. Accordingly, the Special Committee approved the election thereof. In early

October 2020, the Special Committee elected Frontier Management as its own third-party valuation institution independent of the Target Company, the Tender Offeror, and SMBC, which is the Shareholder Agreeing to Tender. Compensation to be paid to Frontier Management in relation to the Transaction consists of only a fixed-amount of compensation to be paid regardless of whether the Transaction is successfully completed. There are no incentive fees to be paid on certain conditions, such as successful completion of the Transaction. Thereafter, the Special Committee received from the Target Company explanations on various matters such as the following: purposes of the Transaction; background leading to the Transaction; procedures for preparation and details of the Target Company’s business plan based on which a share exchange ratio was calculated; and a system for considering the Transaction and decision-making method for the Transaction. Furthermore, the Special Committee sent a written inquiry to the Tender Offeror regarding purposes of the Transaction and other relevant matters. The Special Committee then received from the Tender Offeror explanations on various matters, such as purposes of the Transaction, background leading to the Transaction, management policy and treatment of employees after the Transaction, and method of the Transaction, and exchanged questions and answers. The Special Committee received advice from Kitahama Partners, the Target Company’s legal advisor, on the following: measures to ensure fairness of procedures for and measures to avoid conflicts of interests in the Transaction, such as decision-making method used by the Target Company’s board of directors for the Transaction and management of the Special Committee, and others. The Special Committee also received from Kitahama Partners explanations on the results of legal due diligence on the Tender Offeror and exchanged questions and answers. Furthermore, the Target Company asked PwC  (the Target Company confirmed in advance that PwC had no material interests in the Tender Offeror, the Target Company, or SMBC, which is the Shareholder Agreeing to Tender) to conduct financial and tax due diligence on the Tender Offeror. The Special Committee received from PwC explanations on the results of the financial and tax due diligence and exchanged questions and answers. In addition, the Special Committee received from Nomura Securities and Frontier Management explanations on the method and result of calculation of a share exchange ratio, exchanged questions and answers, and examined the reasonableness of the share exchange ratio. In addition, the Special Committee received from Nomura Securities and Frontier Management explanations on the method and result of calculation of the share value and the share exchange ratio, exchanged questions and answers, and examined the reasonableness of the method and result of calculation. With respect to the Target Company’s business plan based on which Nomura Securities and Frontier Management calculate the share value and share exchange ratio, the Special Committee received from the Target Company explanations on policy for preparation of, and details of a draft business plan and then approved the draft business plan prepared by the Target Company. Based on advice provided by Nomura Securities, Frontier Management, and Kitahama Partners, the Special Committee decided a policy for negotiations over the share exchange ratio and other relevant matters, received reports on details of the negotiations from time to time, gave instructions where necessary, held direct negotiations with the Tender Offeror, and sent a written proposal on the share exchange ratio more than once to the Tender Offeror. By these means, the Special Committee was substantially involved in negotiations with the Tender Offeror.

(iii)	Details of the Special Committee’s Decisions

Through these procedures, the Special Committee carefully and repeatedly discussed and considered the Matters of Inquiry. As a result, the Special Committee submitted, to the Target Company’s board of directors, the Written Report dated November 9, 2020, to the effect that the Special Committee does not deem the decision to carry out the Transaction to be disadvantageous to general shareholders of the Target Company.

a)	Details of the Report

i.	The Transaction will contribute to enhancement of the corporate value of the Target Company.
ii.	The Special Committee considers that in the Transaction, due consideration has been given to the interest of general shareholders of the Target Company through fair procedures.
iii.
The Special Committee considers that it is appropriate for the Target Company’s board of directors to express opinions to the effect that it supports the Tender Offer, reserves its opinion regarding the appropriateness of the Tender Offer Price and the purchase price of the Share Options, and leaves to the discretion of the Target Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer.

iv.
The Special Committee considers that it is appropriate for the Target Company’s board of directors to decide to support the Tender Offer, reserve its opinion regarding the appropriateness of the Tender Offer Price and the purchase price of the Share Options, and leave to the discretion of the Target Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer, and that the board making this decision is not disadvantageous to general shareholders of the Target Company.

v.	The Special Committee considers that the appropriateness of transaction terms in the Share Exchange (including the consideration in the Share Exchange) has been ensured.
vi.	Based on consideration under ii. through v., it can be said that the Transaction is not disadvantageous to general shareholders of the Target Company.

b)	Reasons for the Report

i.	For the reasons stated below, the Special Committee considers that the Transaction will contribute to enhancement of the corporate value of the Target Company.
•
What is stated in “A. Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer” and “E. “Decision to Implement the Transaction” of “(a) “Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer” of “(2). Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary)” above as both companies’ purpose of the Transaction is based on the result of questions and answers exchanged between the Special Committee and each company and meets the Special Committee’s request for a specific description of the purpose. The purpose for both companies is to maintain and develop strong relationships between the Target Company Group companies and the Group’s transaction partners in the Kansai area and at the same time further enhance the corporate value of both companies by steadily implementing various business strategies, such as further cost reductions and enhancement of the sales force through sharing/optimizing resources including stores/human resources/functions on a cross-entity basis, and measures regarding group synergy. The Special Committee considers this to be a reasonable purpose of the Transaction.

•
With respect to the Target Company’s view that it is possible to realize the synergy stated in “E. Decision to Implement the Transaction” of (a) “Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer” of (2). “Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary)” above by carrying out the Transaction, the Special Committee does not consider it to be unreasonable.

•
The Special Committee considers that the Target Company and the Tender Offeror have a common understanding on recent changes in the business environment and competition environment surrounding financial institutions and the issues to be addressed on a group-wide basis after the Transaction and the direction in addressing those issues, and that both companies’ recognition of systems to address those issues is more or less the same. Based on explanations provided by both companies to the Special Committee, the Special Committee considers that the Tender Offeror and the Target Company adequately considered and discussed how group collaboration should be after the Transaction. Based on the foregoing, with respect to the Target Company’s decision that the Transaction can contribute to medium- to long-term enhancement of the corporate value of the Tender Offeror Group including the Target Company, and the process of reaching this decision, the Special Committee does not consider them to be unreasonable.

ii.
For the reasons stated below, the Special Committee considers that in the Transaction, due consideration has been given to the interest of general shareholders of the Target Company through fair procedures.

•	The independent Special Committee was established within the Target Company. It is considered that the Special Committee functioned effectively.
•	It is considered that the Special Committee and the Target Company obtained independent professional advice from outside experts.
•
It is considered that the Special Committee and the Target Company obtained share valuation reports and share exchange ratio analysis reports from independent third-party valuation institutions with expertise, as information based on which decisions were to be made regarding the Transaction.

•
It is considered that in the Target Company, a system was established that allowed consideration, negotiations, etc. to be conducted independently of the Tender Offeror by eliminating interested persons, including directors, from the consideration and negotiation processes for the Transaction.

•
While the Transaction is a transaction by a controlling shareholder to make the Target Company its wholly-owned subsidiary, there are no exceptional circumstances to warrant actively conducting a market check.

•
Given that it is interpreted that other measures to ensure fairness have been fully taken, the fact that a majority of minority conditions are not set does not hinder the fairness of the process in the Transaction.

•	Enhanced information provision to general shareholders and improved process transparency have been secured through press releases.
•	In order to secure opportunities for general shareholders of the Target Company to appropriately determine whether to tender in the Tender Offer, care has been taken not to be coercive.

iii.
For the reasons stated below, the Special Committee considers that it is appropriate for the Target Company’s board of directors to decide to support the Tender Offer, reserve its opinion regarding the appropriateness of the Tender Offer Price and the purchase price for the Share Options, and leave to the discretion of the Target Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer.

•
With respect to purposes of preparation, procedures for preparation, and details of a business plan based on which calculation was made using the DDM Method in the Share Price Valuation Report (Nomura Securities) and Share Price Valuation Report (Frontier Management), the Special Committee does not consider them to be unreasonable.

•
The Special Committee does not consider the calculation method used and details of calculation in the Share Price Valuation Report (Nomura Securities) to be unreasonable; instead, it considers them to be reliable. The Tender Offer Price is above the upper limit of the range calculated by the average market share price method and the similar company comparison method in the Share Price Valuation Report (Nomura Securities). However, the Tender Offer Price is below the range calculated by the DDM Method in that report.

•
The Special Committee does not consider the calculation method used and details of calculation in the Share Price Valuation Report (Frontier Management) to be unreasonable; instead, it considers them to be reliable. The Tender Offer Price is above the upper limit of the range calculated by the average market share price method and the similar company comparison method in the Share Price Valuation Report (Frontier Management). However, the Tender Offer Price is below the range calculated by the DDM Method in that report.

•
The Tender Offer Price of 500 yen is equivalent to the amount including a premium of 23.46 % on the closing price of 405 yen on November 9, 2020, which is the business day immediately before today; the simple average of the closing price of 411 yen for the past one-month period up to November 9, 2020, including a premium of 21.65% ; the simple average of the closing price of 434 yen for the past three-month period up to November 9, 2020, including a premium of 15.2%; and the simple average of the closing price of 417 yen for the past six-month period up to November 9, 2020, including a premium of 19.90%.

•
In the sense that the Tender Offer Price includes a certain premium on the market price of the Target Company Shares, it cannot be said that the Tender Offer Price is unreasonable for general shareholders who wish to realize their shares now. However, considering that the Tender Offer Price is below the lower limit of the range calculated by the DDM Method in the Share Price Valuation Report (Nomura Securities) and Share Price Valuation Report (Frontier Management), the Special Committee does not consider that the Tender Offer Price is at a level that makes it possible to actively recommend that general shareholders tender their shares in the Tender Offer.

•
The Tender Offer Price was agreed on by The Tender Offeror and SMBC through their negotiations. The Tender Offer Price mainly aims to cause SMBC to tender in the Tender Offer, while it only provides other general shareholders with an opportunity to realize their shares at the Tender Offer Price if they wish to do so.

•
As stated in i. above, the Transaction, including the Tender Offer, and measures thereafter are considered to contribute to enhancement of the corporate value of the Target Company. Therefore, the Special Committee considers that it is appropriate for the Target Company’s board of directors to support the Tender Offer. However, while the Tender Offer Price cannot be considered unreasonable because it provides the Target Company’s shareholders who wish to realize their shares now with a certain opportunity to recover their investment as stated above, considering that the Tender Offer Price is below the lower limit of the range calculated by the DDM Method in the Share Price Valuation Report (Nomura Securities) and Share Price Valuation Report (Frontier Management), the Special Committee does not consider that the Tender Offer Price is at a level that makes it possible to actively recommend that general shareholders tender their shares in the Tender Offer. On the other hand, as stated in v. below, the share exchange ratio in the Share Exchange, which is scheduled to be conducted when the Tender Offer successfully completes, is within the range calculated by the DDM Method in the Share Price Exchange Ratio Analysis Report (Nomura Securities) and Share Price Exchange Ratio Analysis Report (Frontier Management); thus, it is a reasonable transaction term. Based on the foregoing, the Special Committee considers that it is appropriate for the Target Company’s board of directors to express opinions to the effect that it reserves its opinion regarding the appropriateness of the Tender Offer Price and the purchase price for the Share Options and leaves to the discretion of the Target Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer.

iv.
For the reasons stated below, the Special Committee considers that it is appropriate for the Target Company’s board of directors to decide to support the Tender Offer, reserve its opinion regarding the appropriateness of the Tender Offer Price and the purchase price for the Share Options, and leave to the discretion of the Target Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer, and that the board making this decision is not disadvantageous to general shareholders of The Target Company.

•
As stated in i. above, the Special Committee considers that the Transaction will contribute to enhancement of the corporate value of the Target Company. Therefore, the Special Committee considers that the Target Company’s board of directors deciding to express an opinion to the effect that the board supports the Tender Offer is not disadvantageous to general shareholders of the Target Company.

•	As stated in ii. above, in the Transaction, fair procedures have been taken to ensure the interest of general shareholders.
•
As stated in iii. above, although the Special Committee does not consider that the Tender Offer Price is at a level that makes it possible to actively recommend that general shareholders tender their shares in the Tender Offer, it cannot be said that the Tender Offer Price is unreasonable because it provides general shareholders of the Target Company who wish to realize their shares now at the Tender Offer Price with an opportunity to recover their investment.

•	As stated in v. below, fairness of transaction terms has been ensured in the Share Exchange, which is scheduled to be conducted after the Tender Offer successfully completes.
•
The Special Committee does not consider it to be disadvantageous to general shareholders of the Target Company that the Target Company’s board of directors decides to leave to the discretion of the Target Company’s shareholders whether to tender their shares in the Tender Offer, showing the reasons for the decision, instead of actively recommending that the shareholders tender their shares in the Tender Offer.

v.	For the reasons stated below, the Special Committee considers that the appropriateness of transaction terms in the Share Exchange (including the consideration in the Share Exchange) has been ensured.
•
With respect to purposes of preparation, procedures for preparation, and details of a business plan based on which calculation was made using the DDM Method in the Share Exchange Ratio Analysis Report (Nomura Securities) and Share Exchange Ratio Analysis Report (Frontier Management), the Special Committee does not consider them to be unreasonable.

•
The Special Committee does not consider the calculation method used and details of calculation in the Share Exchange Ratio Analysis Report (Nomura Securities) to be unreasonable; instead, it considers them to be reliable. The Share Exchange Ratio is above the upper limit of the range calculated by the average market share price method and the similar company comparison method in the Share Exchange Ratio Analysis Report (Nomura Securities); furthermore, it is above the central value of the range calculated by the DDM Method in that report.

•
The Special Committee does not consider the calculation method used and details of calculation in the Share Exchange Ratio Analysis Report (Frontier Management) to be unreasonable; instead, it considers them to be reliable. The Share Exchange Ratio is above the upper limit of the range calculated by the average market share price method and the similar company comparison method in the Share Exchange Ratio Analysis Report (Frontier Management);

furthermore, it is above the central value of the range calculated by the DDM Method in that report.

vi.
It can be said that the Transaction is not disadvantageous to general shareholders of the Target Company, considering the following: as stated in ii. above, in the Transaction, due consideration has been given to the interest of general shareholders of the Target Company through fair procedures; as stated in iv. above, the Special Committee considers that it is appropriate for the Target Company’s board of directors to express opinions to the effect that it supports the Tender Offer, reserves its opinion regarding the appropriateness of the Tender Offer Price and the purchase price for the Share Options, and leaves to the discretion of the Target Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer, and that the board expressing these opinions is not disadvantageous to general shareholders of the Target Company; and as stated in v. above, the appropriateness of transaction terms in the Share Exchange (including the consideration in the Share Exchange) has been ensured.

(b)	Obtaining a valuation report and share exchange ratio analysis report from an independent financial adviser and third-party valuation institution by the Target Company

In order to ensure the fairness of the terms and conditions of the Transaction, the Target Company has requested Nomura Securities acting as a financial adviser and a third party valuation institution independent of the Tender Offeror, the Target Company, and SMBC, to conduct the calculation and the analysis of the value of the shares of the Target Company and the share exchange ratio to be applied in the Share Exchange. As of November 9, 2020, the Target Company has received the Share Price Valuation Report (Nomura Securities) and the Share Exchange Ratio Analysis Report (Nomura Securities). The Target Company has not obtained any opinion regarding the fairness of the Tender Offer Price and the Share Exchange Ratio (fairness opinion) from Nomura Securities.

Nomura Securities does not fall under the related party of the Target Company or the Tender Offeror and does not have a significant interest in relation to the Transaction, including the Tender Offer. In addition, the fees of Nomura Securities include contingency fees that are paid contingent upon, among other things, the execution of the Transaction.

For outlines of the analysis of the share exchange ratio conducted by Nomura Securities, please see the “Notice Regarding the Execution of the Share Exchange Agreement (Simplified Share Exchange) for Resona Holdings, Inc. to Make Kansai Mirai Financial Group, Inc. a Wholly-Owned Subsidiary,” which was released today by the Tender Offeror and the Target Company.

Nomura Securities considered the calculation method to calculate the share value of Target Company from multiple ways based on the belief that it was appropriate to evaluate the share value of the Target Company from a multifaceted perspective on the assumption that the Target Company was a going concern. Nomura Securities made the calculation using the average share price analysis because both companies are listed on the First Section of the Tokyo Stock Exchange, and market prices are available. It also employed the comparable companies analysis because there are multiple similar listed companies comparable to both companies, and the analogy of share values is possible through similar company comparison. In addition to the above, in order to reflect the state of future business activities in the evaluation, Nomura Securities utilized the DDM Method. This method is used to analyze share values by discounting the income attributable to the shareholders (with retained earnings required to maintain a certain capital structure being taken into account) down to the present value by capital cost. It is widely used for the evaluation of financial institutions.

The calculation results for each analysis are indicated below.

Average Share Price Analysis: JPY 398 to JPY 434
Comparable Companies Analysis: JPY 251 to JPY 560

DDM Method: JPY 875 to JPY 1,288

In the average share price analysis, with November 9, 2020, as the reference date for calculation (the “Reference Date for Calculation”), Nomura Securities used the closing prices of the shares of both companies on the Tokyo Stock Exchange on the Reference Date for Calculation, as well as the simple average closing prices for five (5) business days, one (1) month, three (3) months and six (6) months period respectively, starting from the Reference Date for Calculation.

In the comparable companies analysis, Nomura Securities selected the Shiga Bank, Ltd, the Nanto Bank, Ltd., the Bank of Kyoto, Ltd., The Kiyo Bank, Ltd., and Senshu Ikeda Holdings, Inc. as similar listed companies which can be judged to be similar to the banking business which is the core business of Kansai Mirai Financial Group and evaluated the Target Company through using the ratio of net profit to total market value and the ratio of shareholders’ equity to total market value.

In the DDM Method, the corporate value of the Target Company was evaluated by discounting the future profit attributable to shareholders, after taking into account necessary internal reserves to maintain a certain capital structure, to the present value using a certain discount rate in accordance with the business risks, taking into account reasonable assumptions including the forecast for the fiscal year ending March 31, 2021, and business projections from the fiscal year ending March 31, 2022, to the fiscal year ending March 31, 2026, which were provided by the Target Company. Nomura Securities applied a discount rate from 6.50% to 7.50%. In the perpetual growth method and the terminal multiple methods for calculating the going value, Nomura Securities applied a perpetual growth rate from -0.25% to 0.25%, and an exit multiple from 9.5x to 10.5x, respectively.

The financial forecast of the Target Company applied in the DDM Method conducted by Noumra Securities anticipated the fiscal year in which a significant increase or decrease in profit in comparison with the previous fiscal year. Specifically, for the fiscal year ending March 31, 2022, consolidated net profit is predicted to increase by JPY 7.9 billion period-over-period, against the backdrop of a business recovery from the deterioration in earnings in the fiscal year ending March 31, 2021, mainly due to a temporary decline in interest and dividends on securities and profit and loss on sale of marketable securities affected by the infection spread of the novel coronavirus. For the fiscal year ending March 31, 2023, consolidated net profit is predicted to increase by JPY 5 billion period-over-period as a result of cost reductions by integrating the outlets and optimizing personnel distribution within the group.

The financial forecasts used by Nomura Securities in the DDM Method are as follows.

The Special Committee has confirmed the reasonableness of the said financial forecast, including its content, material preconditions, and creation process.

	Fiscal Year ending March 31, 2021	Fiscal Year ending March 31, 2022	Fiscal Year ending March 31, 2023	Fiscal Year ending March 31, 2024	Fiscal Year ending March 31, 2025	Fiscal Year ending March 31, 2026
Gross Profit from Banking Business	1,338	1,380	1,408	1,428	1,456	1,443
Consolidated Net Income	71	150	200	226	289	300
Profit Attributable to Shareholders	-	589	113	175	229	242

(Note)
In conducting a valuation analysis for the price, Nomura Securities has assumed financial, economic, market, business environment, and other conditions as of the Reference Date for Calculation and relies upon the information obtained by Nomura Securities as of the Reference Date for Calculation. Nomura Securities has assumed that all publicly disclosed information and all financial, legal, regulatory, tax, accounting, and other information provided to and reviewed by Nomura Securities are accurate and complete, and has not independently verified their accuracy and completeness. In addition, Nomura Securities has not undertaken any independent evaluation, appraisal, or assessment of any of the assets or liabilities (including derivatives, off-balance-sheet assets and liabilities, and contingent liabilities) of both companies and their affiliates, nor has Nomura Securities made any request to a third-party for an evaluation, appraisal or assessment of such. Nomura Securities has assumed that the financial forecasts and other forward-looking information of both companies have been reasonably prepared or reviewed by the management of the companies based on the best possible and good faith forecast and judgment, and that the financial standing of both companies will shift in accordance with these forecasts, and has relied on such financial forecasts and other forward-looking information without conducting independent investigations.

(c)	Advice from Law Firms Independent from the Target Company

According to the Target Company, in order to obtain professional advice on the fairness and lawfulness of the procedures in the decision-making process for the Transaction, including the Tender Offer, the Target Company selected Kitahama Partners as its legal advisor independent of the Tender Offeror, the Target Company, and SMBC, which is the Shareholder Agreeing to Tender; and it obtained necessary legal advice from the firm with respect to the Target Company’s board of director’s decision-making method and process, and other matters to be noted concerning decision-making in relation to the Transaction.

(d)	Obtaining a valuation report, share exchange ratio analysis report, and fairness opinion from an independent financial adviser and third -party valuation institution by the Special Committee

In considering the Matters of Inquiry, in order to ensure the fairness of the terms and conditions of the Transaction, the Special Committee has requested Frontier Management acting as the committee’s financial adviser and a third party valuation institution independent of the Tender Offeror, the Target Company, and SMBC, to conduct the calculation and the analysis of the value of the shares of the Target Company and the share exchange ratio to be applied in the Share Exchange, and to express an opinion regarding the fairness of the Share Exchange Ratio (fairness opinion). As of November 9, 2020, the Special Committee has received the Share Price Valuation Report (Frontier Management), the Share Exchange Ratio Analysis Report (Frontier Management)”, and the opinion regarding the fairness of the Share Exchange Ratio (the “Fairness Opinion (Frontier Management)”). The Target Company has not obtained any opinion regarding the fairness of the Tender Offer Price (fairness opinion) from Frontier Management.

Frontier Management does not fall under the related party of the Target Company or the Tender Offeror and does not have a significant interest in relation to the Transaction, including the Tender Offer.

For outlines of the analysis of the share exchange ratio conducted by Frontier Management and outlines of the fairness opinion, please see the “Notice Regarding the Execution of the Share Exchange Agreement (Simplified Share Exchange) for Resona Holdings, Inc. to Make Kansai Mirai Financial Group, Inc. a Wholly-Owned Subsidiary,” which was released today by the Tender Offeror and the Target Company.

With respect to the value of the common stock of the Target Company, Frontier Management made the calculation using the average share price analysis because both companies are listed on the First Section of the Tokyo Stock Exchange, and market prices are available. It also employed comparable companies analysis because there are multiple similar listed companies comparable to both companies. The analogy of share values is possible through similar company comparison analysis. In addition to the above, in order to reflect the state of future business activities in the evaluation, Frontier Management utilized the DDM Method. This is a method to analyze share values by discounting the capital and income (“Adjusted Dividend”) attributable to the shareholders (with retained earnings required to maintain a certain capital structure being taken into account) down to the present value by capital cost, and it is widely used for evaluation for financial institutions. The calculation results for each analysis are indicated below.

	Applied methodology	Range of the value per share
1	Average Share Price Analysis	JPY 399 ~ JPY 434
2	Comparable Companies analysis	JPY 238 ~ JPY 483
3	DDM Method	JPY 790 ~ JPY 1,141

In the average share price analysis, with November 9, 2020, as the reference date for calculation (the “Reference Date for Calculation”), Frontier Management used the closing prices of the shares of both companies on the Tokyo Stock Exchange on the Reference Date for Calculation, as well as the simple average closing prices for one (1) week starting from November 4, 2020, to the Reference Date for Calculation, one (1) month starting from October 12, 2020, to the Reference Date for Calculation, three (3) months starting from August 11, 2020, to the Reference Date for Calculation and six (6) months starting from May 11, 2020, to the Reference Date for Calculation respectively.

In the comparable companies analysis, Frontier Management selected the Bank of Kyoto, Ltd., the Nanto Bank, Ltd., the Shiga Bank, Ltd, Senshu Ikeda Holdings, Inc., and the Kiyo Bank, Ltd., as similar listed companies engaging in a similar business, taking into account the characteristics of a regional bank based in the Kansai region. It evaluated the Target Company by using the ratio of net profit to total market value and the ratio of book value of net assets to total market value.

In the DDM Method, the corporate value of Kansai Mirai Financial Group was evaluated by discounting the future Adjusted Dividend to the present value using a certain discount rate, taking into account reasonable assumptions, including the forecast for the fiscal year ending March 31, 2021, and business projections from the fiscal year ending March 31, 2022, to the fiscal year ending March 31, 2026. Frontier Management applied a discount rate from 6.50% to 7.50%. In the perpetual growth method and the terminal multiple method (PER) to calculate the going value, Frontier Management applied a perpetual growth rate from -0.10% to 0.10%, and PER for the terminal multiple method (PER) from 11.0x to 12.0x, respectively.

The financial forecasts based on the Target Company’s business projections, which Frontier Management used in the DDM Method are as follows. The following financial forecasts of the Target Company anticipated the fiscal year in which a significant increase or decrease in profit compared with the previous fiscal year. Specifically, for the fiscal year ending March 31, 2022, consolidated net profit is predicted to increase by JPY 7.9 billion period-over-period, against the backdrop of a business recovery from the deterioration in earnings in the fiscal year ending March 31, 2021, mainly due to a temporary decline in interest and dividends on securities and profit and loss on sale of marketable securities affected by the infection spread of the novel coronavirus. For the fiscal year ending March 31, 2023, consolidated net profit is predicted to increase by JPY 5 billion period-over-period as a result of cost reductions by integrating the outlets and optimizing personnel distribution within the group. The Special Committee has confirmed the reasonableness of the said financial forecasts, including their content, material preconditions, and creation process.

(Unit: Hundred million yen)
	Fiscal Year ending March 31, 2021	Fiscal Year ending March 31, 2022	Fiscal Year ending March 31, 2023	Fiscal Year ending March 31, 2024	Fiscal Year ending March 31, 2025	Fiscal Year ending March 31, 2026
Gross Profit from Banking Business	1,338	1,380	1,408	1,428	1,456	1,443
Consolidated Net Income	71	150	200	226	289	300
Adjusted Dividend	-	133	64	181	221	226

(Note)
To conduct the calculation and the analysis of the value of the common stock of the Target Company, Frontier Management has applied all information provided by the Target Company and all publicly disclosed information as is, and has assumed that all such materials and information are accurate and complete. Frontier Management has not independently verified its accuracy and completeness. Furthermore, Frontier Management has not undertaken an independent analysis and appraisal of the assets or liabilities (including off-balance-sheet assets and liabilities and contingent liabilities) of Target Company and its affiliates, nor has Frontier Management made any request to a third-party for an evaluation or appraisal of such. In addition, Frontier Management has assumed that the information regarding the Target Company’s financial forecasts has been reasonably prepared by the Target Company’s management based on the best currently possible forecast and judgment. Frontier Management’s calculation is based on the above information as of November 9, 2020.

(e)	Approval of All Uninterested Directors (Including Those who are Audit and Supervisory Committee Members) in the Target Company

According to the Target Company Press Release, the Target Company reached the conclusion that [(1) by becoming a wholly-owned subsidiary of the Target Company, it is possible to avoid conflicts of interest between the Tender Offeror Group and general shareholders and restrictions on ensuring independence, and to promote closer business cooperation between the two companies, in addition to more efficient mutual utilization of management resources. Also, by swiftly putting various strategies into practice, it may contribute to mid- and long-term enhancement of the corporate value of the Tender Offeror Group, including the Target Company. Therefore, the Transaction will contribute to the enhancement of the corporate value of the Target Company. Also, (2) with respect to the Tender Offer Price, considering that a) the Tender Offeror and SMBC agreed upon the Tender Offer Price through negotiation, and while the main purpose of the Tender Offer is to have SMBC tender in the Tender Offer, for other general shareholders, the Tender Offer merely provides an opportunity for realization if they wish to do so at the Tender Offer Price; [b) given that the Tender Offer Price of 500 yen exceeds 405 yen, which is the closing price of the Target Company Shares on the First Section of the Tokyo Stock Exchange on November 9, 2020, the business day preceding today, by 23.46% (rounded off to second decimal place), it would not be unreasonable in terms of providing general shareholders of the Target Company Group with an opportunity to recover their investments; however, in light of the results of the calculation of the share value of the Target Company conducted by the Target Company, it is not considered to have reached a price level where the Target Company may actively recommend that its general shareholders tender in the Tender Offer; and c) the Share Exchange Ratio (one Target Company Share to 1.42 Tender Offeror Shares) in the Share Exchange to be implemented upon successful completion of the Tender Offer is considered to be adequate in light of the results of calculation of the share value of the Target Company and share exchange ratio conducted by the Target Company, and general shareholders of the Target Company group including the Target Company could enjoy the future growth of the Tender Offeror by continuously holding the Target Company Shares until the Effective Date and becoming the shareholders of the Tender Offeror after the Share Exchange], the Target Company decided that it will withhold expressing its opinion regarding the adequacy of the Tender Offer Price, and it is adequate leave to the discretion of shareholders whether to tender in the Tender Offer. Moreover, (3) as the purchase price per unit of the Share Option is set at one yen, the Target Company determined that it is adequate to leave to the discretion of the Share Option Holders whether to tender in the Tender Offer. Thus, in its board of directors meeting held today, the Target Company resolved to express an opinion to agree to the Tender Offer, and that it withhold expressing its opinion regarding the adequacy of the Tender Offer Price, and that it will leave to the discretion of its shareholders and Share Option Holders whether to tender in the Tender Offer.

At the board of directors meeting of the Target Company held today where the proposal for the Transaction was resolved, among the nine directors of the Target Company, Messrs. Tetsuya Kan, Kazuhiro Nishiyama, Kaoru Isono, and Tsutomu Okuda served as directors of the Tender Offeror and/or the Tender Offeror’s group other than the Target Company in the past, and Mr. Shigeo Oketani was an employee of the Tender Offeror and the Tender Offeror’s group other than the Target Company in the past. In light of this fact, from the viewpoint of avoiding conflicts of interest, the following two-step procedure was taken at the above-mentioned board of directors: (i) four directors other than Messrs. Tetsuya Kan, Kazuhiro Nishiyama, Kaoru Isono, Tsutomu Okuda, and Shigeo Oketani, conducted deliberations and adopted a resolution upon unanimous approval; thereafter, (ii) from the viewpoint of forming a quorum of a board of directors meeting, five directors including Mr. Tsutomu Okuda, whose interest was deemed the smallest among the five directors named above because he only served as an outside director of the Tender Offeror until 2014, conducted deliberations again and adopted a resolution upon unanimous approval.

From the viewpoint of avoiding conflicts of interest, Messrs. Tetsuya Kan, Kazuhiro Nishiyama, Kaoru Isono, Tsutomu Okuda, and Shigeo Oketani have neither participated in any discussions or negotiations concerning the Transaction in their capacity as the Target Company personnel nor have they participated in any consideration concerning the Transaction in their capacity as the Target Company personnel.]

(f)	Establishment of an Independent System for Consideration in The Target Company

According to the Target Company, the Target Company established a system to carry out consideration, negotiations, and make decisions regarding the Transaction independently of the Tender Offeror within the Target Company. More specifically, promptly after it received the initial proposal regarding the transaction to make the Target Company a wholly-owned subsidiary from the Tender Offeror in late August 2020, the Target Company set up a study team consisting of 11 officers and employees in the Corporate Planning Department and the Finance Department who have no direct relationship with each Tender Offer group company. Since then, with the Special Committee, such study team has been exclusively involved in the process of negotiating transaction terms for the Transaction between the Target Company and the Tender Offeror or the process of preparing a business outlook based on which the value of the Target Company Shares was evaluated. Further, from the viewpoint of eliminating the issue of structural conflicts of interest, the Target Company has not allowed any of the following persons to be involved in the process of negotiating transaction terms for the Transaction between the Target Company and the Tender Offeror or the process of preparing a business outlook based on which the value of the Target Company Shares was evaluated: officers and employees of the Target Company that concurrently serve as officers or employees of companies in the Tender Offeror Group, other than the Target Company, at present; and officers and employees of the Target Company who had been officers or employees of companies in the Tender Offeror Group, other than the Target Company, until recently.

The system for considering the Transaction (including the scope of officers and employees of the Target Company involved in consideration, negotiations, and decision-making regarding the Transaction and their duties) that was established within the Target Company is based on the advice of Kitahama Partners. The Special Committee approved that there was no problem with the system in terms of independence and fairness.

(g)	Non-existence of Deal Protection Provisions and Other Measures to Ensure the Opportunity to Propose Purchases Other Than the Transaction

The Tender Offeror and the Target Company have not concluded any agreement (including agreements under the Share Exchange Agreement) that includes deal protection provisions to prohibit the Target

Company from having contact with a competing offeror or that otherwise limits the opportunity for a competing offeror to have contact with the Target Company. The Tender Offeror and the Target Company have given consideration to ensuring fairness of the Transaction by refraining from hindering opportunities for a competing purchase.

The Tender Offeror has set the purchase period in the Tender Offer (the “Tender Offer Period”) at 20 business days. As stated above, measures are taken not to hinder opportunities for a competing purchase; thus, even if the Tender Offer Period is set at 20 business days, by ensuring opportunities for a competing purchase, the Tender Offeror considers that it will not eliminate the effectiveness of measures that ensure the fairness of the Tender Offer.

As the Tender Offeror set a price agreed during consultations and negotiations with SMBC as the Tender Offer Price, in deciding the Tender Offer Price, it did not obtain any valuation reports nor fairness opinion from any third-party valuation institutions.

The Tender Offeror has set the Tender Offer Period at 20 business days. Given that (i) the Tender Offer will be conducted as the first stage of the Transaction on the assumption that SMBC will tender the Tendered Shares pursuant to the Tender Agreement, and the Tender Offer will acquire at least the Target Company Shares corresponding to the Tendered Shares; (ii) accelerating the payment date for the Tender Offer or resolutions at the Extraordinary Shareholders Meeting will provide an opportunity for the Target Company shareholders who desire to convert their shares earlier into cash at the Tender Offer Price to do so and contribute to the legal stability of the entire Transaction; and (iii) the Target Company has taken the measures in (a) to (f) above, the Tender Offeror considers that the fairness of the Transaction has been ensured.

Furthermore, the Tender Offer will be conducted aiming to acquire the Target Company Shares, at least partly in cash prior to the Share Exchange from the viewpoint of restraining dilution of earnings per share (EPS) of the Tender Offeror. Thus, so-called “majority of minority conditions” are not set as the minimum number of shares to be purchased in the Tender Offer. However, comprehensively considering that the Target Company has taken the measures in (a) to (g) above, the Tender Offeror considers that the fairness of the Transaction has been ensured.

(4)	Policies Regarding Reorganization After the Tender Offer (Matters Regarding the So-called Two-stage Purchase)

As stated in “(1) Overview of the Tender Offer” above, the Tender Offeror intends to have the Target Company be its wholly-owned subsidiary; and if the Tender Offer is successfully completed, the Tender Offeror will promptly request that the Target Company hold the Extraordinary Shareholders Meeting (which is scheduled to be held on February 19, 2021, as of today).

As stated in “(1) Overview of the Tender Offer” above, the Tender Agreement provides (i) that SMBC will delegate the exercise of voting rights at the Extraordinary Shareholders Meeting to the Tender Offeror, with respect to all Target Company Shares (including the Tendered Shares) owned by SMBC as of the record date for the exercise of voting rights at the Extraordinary Shareholders Meeting; and (ⅱ) that unless otherwise provided therein, up to the Effective Date, SMBC will not additionally acquire shares, share options or corporate bonds with share options of the Target Company, or assign, transfer, provide as security or otherwise dispose of them (except for acquisitions or dispositions required for operational reasons, including acquisitions of shares, share options, or corporate bonds with share options of the Target Company through the establishment of a new security or execution of a security pertaining to shares, share options, or corporate bonds with share options of the Target Company), with or without consideration, directly or indirectly, without the Tender Offeror’s prior written consent.

The total of the following items (i), (ii), and (iii) will be 269,952,995 shares: (i) the Target Company Shares owned by the Tender Offeror as of today (190,721,180 shares; ownership ratio: 51.15%); and (ii) the Voting Right Delegated Shares (79,231,815 shares; the ownership ratio: 21.25%. The ratio of the number of voting rights concerning the Voting Rights Delegated Shares (79,231,815 shares), against the number of voting rights of all shareholders of the Target Company as of March 31, 2020 (3,718,247 voting rights), as stated in the 1st Quarterly Report will be 72.60% (rounded off to the second decimal place). This ratio will exceed the ratio of the voting rights necessary to adopt the proposal concerning the resolution of the Share Exchange Agreement at the Extraordinary Shareholders Meeting (two-thirds or more of the voting rights of the shareholders present at the meeting). Therefore, if the Tender is implemented in accordance with the Tender Agreement, the exercise of the voting rights concerning the Voting Right Delegated Shares at the Extraordinary Shareholders Meeting is delegated to the Tender Offeror, and the Tender Offeror agrees to the proposal concerning approval of the Share Exchange Agreement at the Extraordinary Shareholders Meeting, then that proposal concerning approval of the Share Exchange Agreement will be adopted. The Tender Offeror intends to agree to the proposal concerning approval of the Share Exchange Agreement at the Extraordinary Shareholders Meeting.

In the Share Exchange, the Tender Offeror schedules to deliver the Tender Offeror Shares as the consideration for the Target Company Shares owned by the Target Company’s shareholders. All of the Target Company Shares (excluding the Target Company Shares owned by the Tender Offeror immediately before the Share Exchange is effective) not tendered in the Tender Offer by following required statutory procedures will be exchanged for the Tender Offeror Shares, and the Target Company’s shareholders who will be allocated one or more shares of the Tender Offeror Shares will be shareholders of the Tender Offeror. The Share Exchange is scheduled to be implemented setting April 1, 2021, as its effective date.

As of the time immediately before the Share Exchange takes effect, shareholders of the Target Company who own less than one unit (100 shares) of the Target Company Shares may be delivered fractions less than one share of the Tender Offeror Shares upon the Share Exchange; in such a case, the fractions will be treated in accordance with Article 234 of the Companies Act (Note 1). As of today, if any fraction less than one share of the Tender Offeror Shares arises as a result of delivery to shareholders of the Target Company upon Share Exchange, the Tender Offeror: (i) will sell the Tender Offeror Shares on the market at a number equivalent to the total of the fractions, pursuant to Article 234, paragraph 2 of the Companies Act and Article 50, item 2 of the Regulations for Enforcement of the Companies Act, and deliver to the Fraction Holders money at an amount obtained by multiplying the sales price in such sale by the fractions held by the Fraction Holders; or (ii) acquire the Tender Offeror Shares as treasury shares at a number equivalent to the total fractions and deliver to the Fraction Holders money at an amount obtained by multiplying the closing price of the Tender Offeror Shares on the date of such acquisition of the treasury shares by the fractions held by the Fraction Holders.

(Note 1)
For example, if a shareholder of the Target Company owns 60 shares of the Target Company Shares as of the time immediately before the Share Exchange takes effect, when multiplying 60 by the Share Exchange Ratio, 85.2 is obtained; accordingly, the Tender Offeror will deliver 85 Tender Offeror Shares and the amount of money (Note 2) corresponding to the fractions (0.2), to the shareholder upon the Share Exchange.

(Note 2)
As of today, the Tender Offeror is planning to treat any fractions less than one share of the Tender Offeror Shares, as a result of delivering Tender Offeror Shares to Target Company shareholders upon the Share Exchange, in the manner stated in (i) or (ii) above, and the Tender Offeror is planning to deliver to the Fraction Holders the amount of money calculated by multiplying (i) the sales price on the market or (ii) the closing price of the Tender Offeror Shares on the acquisition date of the treasury shares, by the fractions held by the Fraction Holders.

The Share Exchange will be conducted aiming to make the Target Company a wholly-owned subsidiary of the Tender Offeror. In connection with this, the Target Company’s shareholders will own the Tender Offeror Shares as the consideration, so that they can enjoy the results of future enhancement of the corporate value of the Tender Offeror and the Target Company together with the existing shareholders of the Tender Offeror. This will be achieved by steadily implementing various business strategies, including measures to realize group synergy that can be implemented after the Transaction, such as re-building business base in the Tender Offeror group as a whole, optimizing Kasai channel network, and accelerating downsizing of headquarters’ function. The Tender Offeror also believes that having the shareholders of the Target Company that is the customer of each company of the Target Company group continuously own the Tender Offeror Shares will lead to maintaining/developing relationship in which companies of the Target Company group can enjoy other party’s enhancement of the corporate value will contribute to enhancement of the Target Company’s corporate value. (For details of the background to consideration of the Transaction scheme, please see “B. Background to Deciding the Scheme for the Transaction” in “(a) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer” of “(2) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary)” above. In the meantime, the Tender Offer will be conducted aiming to acquire the Target Company Shares, at least partly in cash prior to the Share Exchange from the viewpoint of restraining dilution of earnings per share (EPS) of the Tender Offeror. Although the Tender Offer Price is the price determined upon consultation with SMBC, the Tender Offer will concurrently provide an opportunity for shareholders of the Target Company Group other than SMBC who desire to convert their Target Company Shares into cash at the Tender Offer Price to do so.

The Share Exchange will be conducted by a simplified share exchange as provided for in the main text of Article 796, paragraph 2 of the Companies Act, without an approval of the Tender Offeror’s shareholders meeting.

According to the Target Company Press Release, the Target Company intends to cancel all treasury shares it owns, on or after the end date of the Tender Offer, by the Effective Date.

The value of the consideration per share of the Target Company Shares in the Share Exchange (equivalent to 1.42 shares of the Tender Offeror Shares if based on the Share Exchange Ratio) will be 500.8127 yen if calculated based on the simple average of the closing price (352.685 yen) of the Tender Offeror Shares for the past one-month period up to November 9, 2020, which is the business day immediately before today. This price is 0.8127 yen higher than the Tender Offer Price (500 yen), and it is equivalent to the price including a premium of 23.66% to the Target Company Shares closing price of 405 yen on November 9, 2020, which is the business day immediately before today; 21.85% to the simple average of the closing price of 411 yen for the past one-month period up to November 9, 2020; 15.39% to the simple average of the closing price of 434 yen for the past three-month period up to November 9, 2020; and 20.10% to the simple average of the closing price of 417 yen for the past six-month period up to November 9, 2020.

In the Share Exchange, the shareholders of the Target Company that will be a wholly-owned subsidiary may issue a share purchase request to the Target Company in accordance with the Companies Act and other relevant laws and regulations. In this case, the purchase price will be ultimately determined by the relevant court.

(5)	Material Agreements Relating to the Tender Offer

(a)	Tender Agreement

In conducting the Tender Offer, the Tender Offeror executed the Tender Agreement dated today with SMBC and SMFG, which provides that SMBC shall implement the Tender. As preconditions of SMBC’s implementation of the Tender, the Tender Agreement provides that: as of the commencement of the Tender Offer, (i) all of the representations and warranties of the Tender Offeror (Note 1) are accurate in all material respects; (ii) the Tender Offeror does not materially breach its obligations to be performed or observed under the Tender Agreement (Note 2); (iii) the Target Company’s board of directors resolved to support the Tender Offer, and such resolution has not been changed or withdrawn; (iv) conducting the

Tender Offer does not, and is not reasonably expected to, constitute a breach of laws and regulations; (v) conducting the Tender Offer does not conflict with permits and licenses or conditions added thereto and does not breach the procedures required for permits and licenses, and no such conflict or breach is reasonably expected; (vi) there is no undisclosed material fact or fact of a tender offer that constitutes a foundation for the insider trading regulations under the Act in connection with the businesses or shares of the Target Company; and (vii) the Share Exchange Agreement has been validly executed and exists. However, even if all or some of the preconditions above are not satisfied, SMBC is not restricted on implementing the Tender at its discretion.

Under the Tender Agreement, SMBC is obliged to delegate to the Tender Offeror the exercise of voting rights at the Extraordinary Shareholders Meeting, with respect to all Target Company Shares (including the Tendered Shares) owned by SMBC as of the record date for the exercise of voting rights at the Extraordinary Shareholders Meeting.

Under the Tender Agreement, SMBC and SMFG are obligated to make reasonable efforts to cause SMBC Finance Service Co., Ltd. (“SMBC-FS”), Sumitomo Mitsui Card Company, Limited (“Sumitomo Mitsui Card”), The Japan Research Institute, Limited (“Japan Research”), SMBC Guarantee Co., Ltd. (“SMBC Guarantee”), and SMBC Nikko Securities Inc. (“SMBC Nikko”) to delegate to the Tender Offeror the exercise of voting rights at the Extraordinary Shareholders Meeting, with respect to all Target Company Shares (for those owned by SMBC Nikko, limited to 271,824 shares of the Target Company Shares) owned by SMBC-FS, Sumitomo Mitsui Card, Japan Research, SMBC Guarantee, and SMBC Nikko, respectively, as of the record date for the exercise of voting rights at the Extraordinary Shareholders Meeting. Furthermore, under the Tender Agreement, SMBC and SMFG are obligated to consult with Sumitomo Mitsui Finance and Leasing Company, Limited (“Sumitomo Mitsui FL”) and SAKURA KCS Corporation (“SAKURA KCS”), in good faith, regarding causing Sumitomo Mitsui FL and SAKURA KCS to delegate to the Tender Offeror the exercise of voting rights at the Extraordinary Shareholders Meeting, with respect to all Target Company Shares owned by Sumitomo Mitsui FL and SAKURA KCS as of the record date for the exercise of voting rights at the Extraordinary Shareholders Meeting.

Under the Tender Agreement, unless otherwise provided therein, up to the Effective Date, SMBC is obliged not to additionally acquire shares, share options or corporate bonds with share options of the Target Company, or assign, transfer, provide as security or otherwise dispose of them (excluding acquisition or disposition required for operational reasons, including acquisition of shares, share options, or corporate bonds with share options of the Target Company through establishment of a new security or execution of a security pertaining to shares, share options, or corporate bonds with share options of the Target Company), with or without consideration, directly or indirectly, without the Tender Offeror’s prior written consent. Furthermore, SMBC and SMFG are obligated to make reasonable efforts to cause SMBC-FS, Sumitomo Mitsui Card, Japan Research, SMBC Guarantee, and SMBC Nikko to be subject to the restrictions at the level equivalent to such obligation and to consult with Sumitomo Mitsui FL and SAKURA KCS, in good faith, regarding causing Sumitomo Mitsui FL and SAKURA KCS to be subject to the restrictions at the level equivalent to such obligation.

(Note 1)
The Tender Agreement provides that the Tender Offeror shall represent and warrant: (i) its valid establishment and existence; (ii) its legal capacity to execute and perform the Tender Agreement and its having taken the necessary procedures; (iii) the validity and enforceability of the Tender Agreement; (iv) its non-infringement of laws and regulations; and (v) acquisition of permits and licenses; (vi) its absence of transactions with anti-social forces.

(Note 2)
Under the Tender Agreement, the Tender Offeror assumes (i) secrecy obligation; (ii) obligation to bear expenses incurred by it in connection with the Tender Agreement; (iii) obligation not to transfer its contractual rights and obligations; (iv) obligation to promptly notify SMBC and SMFG of any actual or potential breach by the Tender Offeror of representations and warranties stated above (Note 1) of which it is aware and to report details thereof to a reasonable extent upon request from SMBC and SMFG; and (v) obligation to compensate or indemnify SMBC or SMFG any damage, loss or expenses suffered by either of them arising from or related to the breach by the Tender Offeror of its representations or warranties stated above (Note 1) or its obligation under the Tender Agreement.

Under the Tender Agreement, from the resolution date at the Extraordinary Shareholders Meeting until 10 business days before the Effective Date, within a range that does not violate laws and regulations, SMBC and SMFG are obliged to make reasonable efforts to have SMBC acquire all Target Company Shares owned by SMBC-FS, Sumitomo Mitsui Card, Japan Research, SMBC Guarantee, and SMBC Nikko (for those owned by SMBC Nikko, limited to 271,824 shares of the Target Company Shares). Furthermore, under the Tender Agreement, from the resolution date at the Extraordinary Shareholders Meeting until 10 business days before the Effective Date, within a range that does not violate laws and regulations, SMBC and SMFG are obligated to consult with each of Sumitomo Mitsui FL and SAKURA KCS, in good faith, regarding SMBC’s acquisition of all Target Company Shares owned by Sumitomo Mitsui FL and SAKURA KCS.

Under the Tender Agreement, from the resolution date at the Extraordinary Shareholders Meeting until 10 business days before the Effective Date, within a range that does not violate laws and regulations, SMBC is obligated: (i) to complete the acquisition of all Target Company Shares owned by SMBC-FS, Sumitomo Mitsui Card, Japan Research, SMBC Guarantee, and SMBC Nikko (for those owned by SMBC Nikko, limited to 271,824 shares of the Target Company Shares); and thereafter (ii) to validly and lawfully execute a trust agreement (the “Trust Agreement”) with a Trust Bank (the “Trustee”) regarding all Target Company Shares owned by SMBC at that time (the “Trusted Shares”) to dispose of the Trusted Shares; (iii) to validly and lawfully implement the trust assignment of the Trust Shares to the Trustee on the same day as the execution date of the Trust Agreement pursuant to the Trust Agreement; and (iv) to make reasonable efforts to validly and lawfully complete entry or recording of book-entry transfers regarding the trust assignment promptly after implementing such trust assignment. Further, under the Tender Agreement, if SMBC executes the Trust Agreement, it is obligated to provide for the following (A) and (B):
(A)
both the Trusted Shares and the Tender Offeror Shares to be delivered as consideration for the Trusted Shares through the Share Exchange shall be set as trusted securities (the “Trusted Securities”); and

(B)	SMBC shall not exercise its voting rights pertaining to the Trusted Securities (including instructions to exercise voting rights).

Under the Tender Agreement, SMBC is obligated: (i) to provide in the Trust Agreement that the Trustee shall dispose of (including completion of entry and recording of book-entry transfers regarding the trust assignment) the Trusted Securities to a third party other than SMFG’s affiliates by the deadline of September 29, 2021 (inclusive); (ii) to instruct that the Trustee dispose of (including completion of entry and recording of book-entry transfers regarding the trust assignment) the Trusted Securities to a third party other than SMFG’s affiliates by the deadline of September 29, 2021 (inclusive); or (iii) to dispose of (including completion of entry and recording of book-entry transfers regarding the trust assignment) the Trusted Securities (including the Tender Offeror Shares to be delivered as consideration for the Trusted Securities through the Share Exchange) by itself to a third party other than SMFG’s affiliates by the deadline of September 29, 2021 (inclusive) (however, if disposition (including completion of entry and recording of book-entry transfers regarding the trust assignment) is practically difficult by the deadline, the deadline shall not apply, and the Tender Offeror and SMBC shall consult in good-faith regarding an extension of the deadline.) Furthermore, under the Tender Agreement, unless required for disposition of the Trusted Securities, after the execution of the Trust Agreement, SMBC is obligated not to offer to change or cancel the Trust Agreement, or otherwise conduct any act toward changing or terminating the Trust Agreement.

(b)	Share Exchange Agreement

The Tender Offeror executed the Share Exchange Agreement with the Target Company as of today to conduct the Share Exchange where the Tender Offeror will be a wholly-owning parent company resulting from the share exchange and the Target Company will be a wholly-owned subsidiary resulting from the share exchange. An overview of the Share Exchange Agreement is as follows.

A.	Conducting the Share Exchange

The Tender Offeror will conduct a share exchange where the Tender Offeror will be a wholly-owning parent company resulting from the share exchange and the Target Company will be a wholly-owned subsidiary resulting from the share exchange.

B.	Shares to be Delivered upon the Share Exchange and Their Allocation

In the Share Exchange, the Tender Offeror shall deliver to the shareholders of the Target Company (excluding the Tender Offeror; hereinafter the same in B) the number of the Tender Offeror Shares calculated based on the total of the Target Company Shares owned by the Target Company’s shareholders who are stated or recorded in the Target Company’s shareholder ledger as of the time immediately before the Share Exchange takes effect (“Record Time”) multiplied by 1.42 (however, any fractions less than one share shall be rounded down), instead of the Target Company Shares owned by them.

In the Share Exchange, the Tender Offeror shall allocate the Tender Offeror Shares to the Target Company’s shareholders who are stated or recorded in the Target Company’s shareholder ledger as of the Record Time, at the ratio of 1.42 shares of the Tender Offeror Shares for one share of the Target Company Shares owned by them.

If the number of the Tender Offeror Shares to be allocated to the Target Company’s shareholders contains fractions less than one share, the Tender Offeror shall treat this pursuant to Article 234 of the Companies Act.

C.	Handling of Share Options

In the Share Exchange, instead of each Share Option of the Target Company owned by them, the Tender Offeror shall deliver to the Share Option Holders who are stated or recorded in the Target Company’s share option ledger as of the Record Time, the share options of the Tender Offeror in the number corresponding to the total number of each Share Option owned by such Share Option Holders stated or recorded in the Target Company’s share option ledger and which have the same description as them.

In the Share Exchange, the Tender Offeror shall allocate each Share Option of the Tender Offeror to the Share Option Holders of the Target Company stated or recorded in the Target Company’s share option ledger as of the Record Time, at the ratio of one Share Option of the Target Company owned by them to one share option of the Tender Offeror.

D.	Amount of Stated Capital and Capital Reserve to be Increased by the Share Exchange

The amount of stated capital and capital reserve of the Tender Offeror to be increased by the Share Exchange shall be as follows:

a)	Amount of stated capital

0 yen

b)	Amount of capital reserve

The amount to be prescribed by the Tender Offeror pursuant to Article 39 of the Regulation on Corporate Accounting (Ministry of Justice Order No. 13 of 2006, as amended)

c)	Amount of retained earnings

0 yen

E.	The Share Exchange Taking Effect

The Effective Date shall be April 1, 2021. However, the above schedule may be changed upon mutual agreement of the Tender Offeror and the Target Company, if it is necessary to do so for procedural needs regarding the Share Exchange or for other reasons.

F.	Approval of the Share Exchange Agreement at Shareholders Meeting

The Target Company shall convene the Extraordinary Shareholders Meeting on December 25, 2020, or a day to be agreed by the Tender Offeror and the Target Company as the record date for exercise of voting rights, and seek a resolution to approve the Share Exchange Agreement, to amend the articles of incorporation to delete the provisions of its articles of incorporation regarding the record date for the annual shareholders meeting on March 20, 2021, or the day to be agreed by the Tender Offeror and the Target Company on condition that the Share Exchange Agreement remains effective , and to handle other matters to be agreed by the Tender Offeror and the Target Company. However, this convocation date may be changed upon agreement by the Tender Offeror and the Target Company as necessary.

The Tender Offeror shall conduct the Share Exchange without obtaining the approval of its shareholders meeting for the Share Exchange Agreement pursuant to Article 796, paragraph 2 of the Companies Act. However, if it is necessary to obtain the approval of the shareholders meeting for the Share Exchange Agreement pursuant to paragraph 3 of that article, the Tender Offeror shall seek the approval of its shareholders meeting by the day prior to the Effective Date (inclusive).

G.	Management of Company Assets

The Tender Offeror and the Target Company shall execute their respective business, and manage and operate their respective assets with the care of a good manager from the execution date of the Share Exchange Agreement (today) until the day prior to the Effective Date (inclusive). Regarding any acts other than those acts contemplated by the Share Exchange, Tender Offer and each other transaction announced in the “Notice Regarding the Execution of the Share Exchange Agreement (Simplified Share Exchange) for Resona Holdings, Inc. to Make Kansai Mirai Financial Group, Inc. a Wholly-Owned Subsidiary” and “Notice Regarding Commencement of Tender Offer for Shares of Kansai Mirai Financial Group, Inc. (Securities Code: 7321)” dated today (collectively, the “Press Releases”) that may materially affect their assets or rights and obligations, the Tender Offeror and the Target Company shall conduct them upon prior mutual consultation and agreement in advance.

H.	Restriction on Distribution of Surplus and Acquisition of Treasury Shares

The Tender Offeror shall be entitled to distribute surplus in cash in the amount up to 24.2 billion yen in total as of March 31, 2021, as the record date.

The Target Company shall be entitled to distribute surplus in cash in the amount up to 3.8 billion yen in total as of March 31, 2021, as the record date, and the Tender Offeror shall exercise its voting rights as necessary.

The Tender Offeror and the Target Company shall not distribute surplus (other than the distribution of surplus set forth above) as of any day as the record date, from the execution date of the Share Exchange

Agreement (today) until the day prior to the Effective Date (inclusive); and they shall not acquire treasury shares on any day as the acquisition date from the execution date of the Share Exchange Agreement (today) until the day prior to the Effective Date (inclusive) (however, other than acquisition of treasury shares upon a purchase request of shares less than one unit as provided in Article 192, paragraph 1 of the Companies Act and acquisition of treasury shares upon a share purchase request by dissenting shareholders to be exercised in the Share Exchange pursuant to Article 785, paragraph 1 of the same Act).

I.	Treatment of Treasury Shares

The Target Company shall cancel all of the treasury shares held by it as of the time immediately before the Tender Offeror acquires all of the issued shares of the Target Company through the Share Exchange (including the treasury shares to be acquired by it upon a share purchase request by dissenting shareholders to be exercised in the Share Exchange pursuant to Article 785, paragraph 1 of the Companies Act), by a resolution of a board of directors meeting to be owned by the day prior to  the Effective Date (inclusive).

J.	Grant of Voting Rights to the Target Company’s Shareholders

The Tender Offeror shall, by the Effective Date, resolve at its board of directors to grant its voting rights to be exercised at its annual shareholders meeting to be held in June 2021, to the Target Company’s shareholders to whom the Tender Offeror Shares will be allocated and delivered upon the Share Exchange, on condition that the amendment of the articles of incorporation stated in “F. Approval of the Share Exchange Agreement at Shareholders Meeting” will take effect and that the Share Exchange will take effect.

K.	Representations and Warranties

The Tender Offeror represents and warrants to the Target Company that, from the execution date of the Share Exchange Agreement (today) until the day prior to the Effective Date (inclusive) (however, regarding the matters for which the time is specified individually, at such time), (i) its valid establishment and existence; (ii) its legal capacity to execute the Share Exchange Agreement and its having taken the necessary procedures; (iii) the validity and enforceability of the Share Exchange Agreement; (iv) its non-infringement of laws and regulations; (v) fairness of its financial statements, absence of material debts on and after April 1, 2020, and absence of any fact or event that is likely to materially affect the Tender Offeror’s financial conditions, business results or cash flow or prospects thereof on and after April 1, 2020, until the execution of the Share Exchange Agreement; (vi) its absence of transactions with anti-social forces; and (vii) truth, accuracy and sufficiency of information disclosure, are accurate in all material respects.

The Target Company represents and warrants to the Tender Offeror that, from the execution date of the Share Exchange Agreement (today) until the day prior to the Effective Date (inclusive), (i) its valid establishment and existence; (ii) its legal capacity to execute the Share Exchange Agreement and its having taken the necessary procedures; (iii) the validity and enforceability of the Share Exchange Agreement; (iv) its non-infringement of laws and regulations; (v) fairness of its financial statements, absence of material debts on and after April 1, 2020; and absence of any fact or event that is likely to materially affect the Tender Offeror’s financial conditions, business results or cash flow or prospects thereof on and from April 1, 2020, until the execution of the Share Exchange Agreement; (vi) its absence of transactions with anti-social forces; and (vii) truth, accuracy and sufficiency of information disclosure, are accurate in all material respects.

L.	Changes to the Terms for the Share Exchange and Termination of the Share Exchange Agreement

If an event occurs that is reasonably likely to materially affect financial conditions, business results, cash flow, business or rights and obligations of either the Tender Offeror or the Target Company from the execution date of the Share Exchange Agreement (today) until the day prior to the Effective Date (inclusive), and an event occurs or is found that will materially affect the implementation of the Share Exchange or any terms and conditions of the Share Exchange or that will make it difficult to achieve the purpose of the Share Exchange Agreement, either the Tender Offeror or the Target Company shall be entitled to terminate the Share Exchange Agreement upon mutual consultation or change the terms and conditions of the Share Exchange upon mutual consultation and agreement.

M.	Validity of the Share Exchange Agreement

The Share Exchange Agreement shall cease to be valid if (i) the Share Exchange Agreement is terminated pursuant to L. above; (ii) if either the Tender Offeror or the Target Company fails to obtain approval for the Share Exchange Agreement at its extraordinary shareholders meeting by the date prior to the Effective Date (inclusive) (in the case of the Tender Offeror, only when the approval of its shareholders meeting is required for the Share Exchange Agreement pursuant to Article 796, paragraph 3 of the Companies Act); (iii) if all or some of the proposals submitted by either the Tender Offeror or the Target Company to its extraordinary shareholders meeting by the date prior to the Effective Date (inclusive) are not approved (in the case of the Tender Offeror, only when the approval of its shareholders meeting is required for the Share Exchange Agreement pursuant to Article 796, paragraph 3 of the Companies Act); (iv) if the Tender Offer is successfully completed in the manner stated in the Press Releases and all entry or recording of its payment and book-entry transfer are not completed by the date prior to the Effective Date (inclusive); or (v) if approval of relevant government offices (including, without limitation, the registration filed with relevant government offices taking effect) as prescribed by domestic and foreign laws and regulations regarding the Share Exchange has not been obtained by the date prior to the Effective Date (inclusive).

(6)	Likelihood of Delisting and Reasons Therefor

As of today, the Target Company Shares are listed on the Tokyo Stock Exchange 1st Section. However, since the Tender Offeror has not set a maximum limit on the number of shares to be purchased in the Tender Offer, the Target Company Shares may be delisted through prescribed procedures in accordance with the delisting criteria of the Tokyo Stock Exchange, depending on the results of the Tender Offer. Additionally, even if the delisting criteria are not met upon completion of the Tender Offer, the Company intends to implement the procedures to acquire all Target Company Shares (including the Target Company Shares to be delivered upon exercise of the Share Options but excluding the Target Company Shares owned by the Tender Offeror and treasury shares owned by the Target Company) as stated in “(4) Policies Regarding Reorganization After the Tender Offer (Matters Regarding the So-called Two-stage Purchase)” above after the successful completion of the Tender Offer. In such a case, the Target Company Shares will be delisted through the prescribed procedures in accordance with the delisting criteria of the Tokyo Stock Exchange. After delisting, the Target Company Shares will no longer be traded on the Tokyo Stock Exchange.

2.	Overview of the Purchase

(1)	Summary of the Target Company

(1)	Corporate Name	Kansai Mirai Financial Group, Inc.
(2)	Location	2-2-1, Bingomachi, Chuo-ku, Osaka-shi, Osaka

(3)	Title and Name of Representative	Tetsuya Kan, Representative Director and Executive President
(4)	Description of Business
The purposes of the company shall be to engage in the following business as a bank holding company:
1.          Management of the bank holding company group to which the company belongs, and any business incidental to or related thereto.
2.          Any business that a bank holding company is permitted to conduct under the Banking Act, in addition to the businesses set forth in the foregoing item.

(5)	Capital Stock	29,589,614,338 yen
(6)	Date of Incorporation	November 14, 2017
(7)	Major Shareholders and Ownership Ratio (as of March 31, 2020) (Note 1)
Resona Holdings, Inc.     51.20%
Sumitomo Mitsui Banking Corporation      21.27%
Japan Trustee Services Bank, Ltd. (Trust Account)        1.54%
The Master Trust Bank of Japan, Ltd. (Trust Account)        1.45%
Japan Trustee Services Bank, Ltd. (Trust Account 9)         1.01%
Kansai Mirai Financial Group Employees’ Shareholding Association         1.00%
Cedyna Financial Corporation (Note 2)         0.95%
JP MORGAN CHASE BANK 385151 (standing agent: Settlement & Clearing Services Department, Mizuho Bank, Ltd.)         0.79%
Nippon Life Insurance Company (standing agent: The Master Trust Bank of Japan, Ltd.)         0.77%
Japan Trustee Services Bank, Ltd. (Trust Account 5)         0.63%

(8)	Relationship between the Listed Company and the Target Company
	Capital Relationship	As of today, the Tender Offeror owns 190,721,180 shares of the Target Company Shares (ownership ratio: 51.15%).
Personnel Relationship
As of today, one executive officer of Resona Bank, Limited (which is a consolidated subsidiary of the Tender Offeror) concurrently serves as a part-time director of Kansai Mirai Bank, Limited (which is a consolidated subsidiary of the Target Company).
In addition, four directors (excluding those who are audit and supervisory committee members; two of them are outside directors), and one director who serves as an audit and supervisory committee member of the Target Company were previously officers and employees of the Tender Offeror group other than the Tender Offeror and/or the Target Company group.

	Transaction Relationship	No applicable matters, except for inter-bank transactions that may generally arise.
	Status as Related Parties	The Target Company is a consolidated subsidiary of the Tender Offeror; therefore, the Target Company is the Tender Offeror’s related party..
(Note 1)	The ownership ratio is stated in the same manner as that in the Securities Report.
(Note 2)	Cedyna Financial Corporation changed its name to SMBC Finance Service Co., Ltd. on July 1, 2020.

(2)	Schedule and Others

(a)	Schedule

Date of Resolution to Conduct the Tender Offer	November 10, 2020 (Tuesday)
Date of Public Notice of Commencement of the Tender Offer
November 11, 2020 (Wednesday)

An electronic public notice will be given, and notice to that effect will be published in the Nihon Keizai Shimbun.
(Electronic public notice address (https://disclosure.edinet-fsa.go.jp/)

Filing Date of Tender Offer Registration Statement	November 11, 2020 (Wednesday)

(b)	Period Originally Specified in the Registration Statement

From November 11, 2020 (Wednesday) until December 9, 2020 (Wednesday) (20 business days)

(c)	Possibility of Extension upon Request of the Target Company

When the Target Company submits an opinion report stating that it will request an extension of the Tender Offer Period pursuant to Article 27-10, paragraph 3 of the Act, the Tender Offer Period shall be 30 business days, until December 23, 2020 (Wednesday).

(3)	Purchase Price

(a)	500 yen per one share of common stock

(b)	Share Options

A.
Share options (“First Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the First Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 20, 2042)

One yen per share option

B.
Share options (“Second Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the Second Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 19, 2043)

One yen per share option

C.
Share options (“Third Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the Third Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 18, 2044)

One yen per share option

D.
Share options (“Fourth Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the Fourth Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 17, 2045)

One yen per share option

E.
Share options (“Fifth Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the Fifth Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 21, 2046)

One yen per share option

F.
Share options (“Sixth Issue of Share Options”) that were delivered on April 1, 2018, upon a share exchange conducted on April 1, 2018, as the effective date, where the Target Company became a wholly-owning parent company and Minato Bank, Ltd. became a wholly-owned subsidiary, as share options in place of the Sixth Issue of Share Options (Note) of Minato Bank, Ltd. (exercise period: from April 1, 2018 until July 21, 2047)

One yen per share option

(Note)
Minato Bank, Ltd.’s First Issue of Share Options are those that were issued based on the resolution at its board of director’s meeting held on June 28, 2012; its Second Issue of Share Options are those that were issued based on the resolution of its board of director’s meeting held on June 27, 2013; its Third Issue of Share Options are those that were issued based on the resolution at its board of director’s meeting held on June 27, 2014; its Forth Issue of Share Options are those that were issued based on the resolution at its board of director’s meeting held on June 26, 2015; its Fifth Issue of Share Options are those that were issued based on the resolution at its board of director’s meeting held on June 29, 2016; and its Sixth Issue of Share Options are those that were issued based on the resolution of its board of director’s meeting held on June 29, 2017.

The First Issue of Share Options, the Second Issue of Share Options, the Third Issue of Share Options, the Fourth Issue of Share Options, the Fifth Issue of Share Options, and the Sixth Issue of Share Options are collectively referred to as the “Share Options.”

(4)	Basis for the Calculation of Purchase Price

(a)	Basis for the Calculation

(i)	Common stock

Since the Tender Offeror made the initial proposal to SMBC that the tender offer price be 402 yen per Target Company Share in early October 2020, the Tender Offeror discussed and negotiated the tender offer price with SMBC. The Tender Offeror executed the Tender Agreement with SMBC and SMFG today, whereby they agreed to acquire the Tendered Shares at 500 yen per Tendered Share (for details of the negotiations with SMBC regarding the terms and conditions of the Tender Offer, please see “1. Purpose of the Purchase,” “(2) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary),” “(a) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer” above.). Thus, the Tender Offeror determined that the Tender Offer Price will be 500 yen per share. As stated above, the Tender Offeror adopted the price agreed, upon discussion and negotiation with SMBC, as the Tender Offer Price; thus, the Tender Offeror has not obtained any valuation report or opinion (fairness opinion) from a third-party valuation institution in determining the Tender Offer Price. The Tender Offer will be conducted aiming to acquire the Target Company Shares, at least partly in cash prior to the Share Exchange from the viewpoint of restraining dilution of earnings per share (EPS) of the Tender Offeror.

The Tender Offer Price of 500 yen per share is equivalent to the amount including a premium of 23.46% on the Target Company Shares closing price of 405 yen on the First Section of the Tokyo Stock Exchange on November 9, 2020, the business day immediately before today; 21.65% on the simple average of the closing price of 411 yen for the past one-month period up to November 9, 2020; 15.21% on the simple average of the closing price of 434 yen for the past three-month period up to November 9, 2020; and 19.90% on the simple average of the closing price of 417 yen for the past six-month period up to November 9, 2020.

The Tender Offeror incorporated the Target Company on November 14, 2017. The acquisition price (amount to be paid in) for one Target Company Share in the incorporation was 942.2 yen. This acquisition price (amount to be paid in) is higher than the Tender Offer Price (500 yen) by 442.2 yen. This difference has resulted from the fact that the acquisition price (amount to be paid in) was decided by the Tender Offeror, which was the sole shareholder of the Target Company at the time of the incorporation, while the Tender Offer Price (500 yen) was decided upon agreement between the Tender Offeror and SMBC through their discussions and negotiations. On December 7, 2017, the Tender Offeror subscribed for Target Company Shares that were issued in connection with a capital increase of the Target Company. The acquisition price (amount to be paid in) for one Target Company Share in the capital increase was 942.2 yen. This acquisition price (amount to be paid in) is higher than the Tender Offer Price (500 yen) by 442.2 yen. This difference has resulted from the fact that the acquisition price (amount to be paid in) was decided by the Tender Offeror, which was the sole shareholder of the Target Company at the time of the capital increase, while the Tender Offer Price (500 yen) was decided upon agreement between the Tender Offeror and SMBC through their discussions and negotiations. After the capital increase, the Tender Offeror has not acquired any Target Company Shares in exchange for cash as consideration (please note that 127,911,555 Target Company Shares were allocated and delivered to the Tender Offeror on April 1, 2018, as the effective date, in connection with the share exchange where the Target Company became the wholly-owning parent company and Kansai Urban Banking Corporation and The Minato Bank, Ltd. became wholly-owned subsidiaries).

(ii)	Share Options

Each of the Share Options was issued as stock options. Given that conditions for exercising the Share Options require holders of the Share Options to be a director or executive officer of the Minato Bank, Ltd., a subsidiary of the Target Company, at the time of exercising them, it is interpreted that even if the Tender Offeror acquires the Share Options, it will not be able to exercise them. As such, the Tender Offeror determined by a resolution of the board of directors meeting dated today, that the purchase price of one Share Option will be 1 yen. The Tender Offeror has not obtained any valuation report or opinion (fairness opinion) from a third-party valuation institution in determining the purchase price of one Share Option.

It is provided that regarding the Share Options, the approval of the board of directors of the Target Company is required, so that the Share Options may be acquired by transfer. According to the Target Company, the Target Company has resolved at its board of directors meeting held today to comprehensively approve that the Share Option Holders will transfer the Share Options owned by them to the Tender Offeror by tendering their Share Options in the Tender Offer, subject to successful completion of the Tender Offer.

(b)	Background of the Calculation

In the beginning of October 2020, the Tender Offeror made an official proposal to SMBC to the following effect: (i) that it will implement a tender offer at the tender offer price of 402 yen per share of the Target Company Shares, and that SMBC will tender 29,385,393 or more of the Target Company Shares, and (ii) that SMBC will delegate the exercise of voting rights at the Extraordinary Shareholders

Meeting to the Tender Offeror, with respect to all Target Company Shares it owns (including the Tendered Shares) as of the record date of the Extraordinary Shareholders Meeting. While the Tender Offeror will acquire a certain number of Target Company Shares from SMBC at a level equivalent to the market price, it made this proposal assuming to ensure voting rights necessary to pass the proposal relating to the approval of the Share Exchange Agreement, and the price (402 yen per Target Company Share) was determined taking into consideration the simple average closing price of the Target Company Shares (402 yen) for the past six month. In response thereto, on October 13, 2020, the Tender Offeror received an answer that SMBC considers that an adequate premium is necessary, and a request that the Tender Offeror consider setting the tender offer price at 700 yen per Target Company Share.

Following this request, the Tender Offeror reconsidered the tender offer price, and on October 20, 2020, proposed to SMBC that the tender offer price be 450 yen per Target Company Share. In response thereto, on October 22, 2020, SMBC asked the Tender Offeror to reconsider the tender offer price, stating that 450 yen per Target Company Share was insufficient.

Upon such request, the Tender Offeror reconsidered the tender offer price, and on October 29, 2020, proposed to SMBC that the tender offer price be 475 yen per Target Company Share. In response thereto, SMBC asked the Tender Offeror to reconsider the tender offer price, stating that, although SMBC fully understands the significance of implementing the Transaction, the tender offer price of 475 yen per Target Company Share was still insufficient.

Upon such request, the Tender Offeror reconsidered the tender offer price, and on November 3, 2020, made a final proposal to SMBC that the tender offer price be 500 yen per Target Company Share. In response thereto, on November 6, 2020, the Tender Offeror received a response from SMBC (i) that SMBC will Tender to the Tender Offer if the tender offer is implemented at 500 yen per Target Company Share; and (ii) that SMBC will delegate the exercise of voting rights at the Extraordinary Shareholders Meeting to the Tender Offeror, with respect to all Target Company Shares it owns (including the Tendered Shares) as of the record date of the Extraordinary Shareholders Meeting.

As a result of the discussion and negotiations described above, the Tender Offeror executed the Tender Agreement with SMBC and SMFG today, and finally agreed (i) that the Tender Offer Price will be 500 yen per Target Company Share and that SMBC Tender to the Tender Offer; and (ii) that SMBC will delegate the exercise of voting rights at the Extraordinary Shareholders Meeting to the Tender Offeror, with respect to all Target Company Shares it owns (including the Tendered Shares) as of the record date of the Extraordinary Shareholders Meeting. Thus, the Tender Offeror determined to set the Tender Offer Price at 500 yen.

As stated above, the Tender Offeror adopted the price agreed, upon discussion and negotiation with SMBC, as the Tender Offer Price; thus, the Tender Offeror has not obtained any valuation report or opinion (fairness opinion) from a third-party valuation organization in determining the Tender Offer Price. The Tender Offer will be conducted aiming to acquire the Target Company Shares, at least partly in cash prior to the Share Exchange from the viewpoint of restraining dilution of earnings per share (EPS) of the Tender Offeror.

For measures to ensure the fairness of the Tender Offer Price and to avoid conflicts of interest, and measures to ensure the fairness of the Tender Offer, please see “(3) Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest, and Measures to Ensure the Fairness of the Tender Offer” of “1. Purpose of the Purchase” above.

(c)	Relationship with the Valuation Institution

Not applicable because, as stated above, the Tender Offeror has obtained neither a third-party analysis report nor a written opinion (fairness opinion), in determining the tender offer price.

(5)	Number of Shares to be Purchased

Number of Shares to be Purchased	Minimum Number of Shares to be Purchased	Maximum Number of Shares to be Purchased
132,294,503 shares	29,385,393 shares	－shares

(Note 1)
If the total number of the Tendered Shares is less than the minimum number of shares to be purchased (29,385,393 shares), none of the Tendered Shares will be purchased. If the total number of the Tendered Shares is equal to or above the minimum number of shares to be purchased (29,385,393 shares), all of the Tendered Shares will be purchased.

(Note 2)
The “Number of Shares to be Purchased” above is the possible maximum number of Target Company Shares to be obtained by the Tender Offeror through the Tender Offer. This maximum number of shares (132,294,503 shares) is obtained by (i) adding the number of Target Company Shares (376,356 shares) subject to 1,588 Share Options as of May 31, 2020, as stated in the Securities Report to the total number of issued shares of the Target Company Shares as of September 30, 2020, as stated in the Second Quarter Summary of Financial Statements (372,876,219 shares), and (ii) deducting therefrom the total of the number of treasury shares pertaining to the Target Company Shares owned by the Target Company as of September 30, 2020, as stated in the Second Quarter Summary of Financial Statements (390,470 shares), the number of Target Company Shares owned by the Tender Offer as of today (190,721,180 shares), and the number of Target Company Shares owned by SMBC that are not planned to be tendered in the Tender Offer (49,846,422 shares).

(Note 3)
Shares in quantities of less than one unit are also subject to the Tender Offer. If a right to demand the purchase of shares in quantities of less than one unit is exercised by a shareholder pursuant to the Companies Act, the Target Company may purchase those shares during the Tender Offer Period in accordance with the procedures under the laws and regulations.

(Note 4)	The Tender Offeror does not intend to acquire treasury shares owned by the Target Company through the Tender Offer.

(Note 5)
It is possible that the Share Options will be exercised by the end of the Tender Offer Period; however, the Target Company Shares to be issued or delivered upon such exercise are also subject to the Tender Offer.

(6)	Changes in Share Ownership Ratio as a Result of the Purchase

Number of voting rights pertaining to shares owned by the Tender Offeror before the purchase	1,907,211 voting rights	(Share ownership ratio before the purchase: 51.15%)
Number of voting rights pertaining to shares owned by specially related parties before the purchase	809,302 voting rights	(Share ownership ratio before the purchase: 21.77%)
Number of voting rights pertaining to shares owned by the Tender Offeror after the purchase	3,718,247 voting rights	(Share ownership ratio after the purchase: 100.00%)

Number of voting rights pertaining to shares owned by specially related parties after the purchase	498,464 voting rights	(Share ownership ratio after the purchase: 13.37%)
Number of voting rights of all shareholders of the Target Company	3,718,247 voting rights

(Note 1)
The “number of voting rights pertaining to shares owned by the Tender Offeror after the purchase” is the number of voting rights pertaining to the number of shares to be purchased through the Tender Offer (132,294,503 shares).

(Note 2)
The “number of voting rights pertaining to shares owned by specially related parties before the purchase” is the total number of voting rights pertaining to shares (including shares that fall under the definition of Article 7, paragraph 1, item (iii) of the Order; the same applies in this (Note 2) below) owned by specially related parties (excluding those specially related parties who are excluded from being a specially related party under Article 3(2)(i) of the Cabinet Office Order on Disclosure Required for Tender Offer for Share Certificates, etc by Persons Other Than Issuers (Ministry of Finance Order No. 38 of 1990, as amended; the “Cabinet Office Order”) for the purpose of calculating the share ownership ratio under Article 27-2(1) of the Act). Since the shares owned by specially related parties (excluding the number of shares not to be tendered in the Tender Offer (49,846,422 shares) and treasury shares owned by the Target Company from the Target Company Shares owned by SMBC) are also subject to the Tender Offer, for the purpose of calculating the “share ownership ratio after the purchase,” of the “number of voting rights pertaining to shares owned by specially related parties before the purchase,” only 498,464 voting rights have been added to the numerator (and 310,838 voting rights were not added to the numerator). The Tender Offeror will confirm the Target Company shares owned by specially related parties on and after today; and if any correction is necessary, it will disclose the details of the correction.

(Note 3)
The “number of voting rights of all shareholders of the Target Company” is the number of voting rights of all shareholders as of March 31, 2020, as stated in the First Quarterly Report (one unit of shares is stated to consist of 100 shares). However, since shares in quantities of less than one unit and the Target Company Shares issued or delivered as a result of exercising the Share Options are subject to the purchase, for the purpose of calculating the “share ownership ratio before the purchase” and the “share ownership ratio after the purchase,” the number of voting rights (3,728,621 voting rights) pertaining to the number of shares (372,862,105 shares) obtained by deducting (a) from (b) was used as the denominator, wherein (a) is the number of treasury shares owned by the Target Company as of September 30, 2020, as stated in the Second Quarter Summary of Financial Statements (390,470 shares), and (b) is obtained by adding the number of the Target Company Shares (376,356 shares) subject to the Share Options (1,588 share options) as of May 31, 2020, as stated in the Securities Report to the total number of issued shares of the Target Company Shares as of September 30, 2020, as stated in the Second Quarter Summary of Financial Statements (372,876,219 shares).

(Note 4)	With regard to the “share ownership ratio before the purchase” and the “share ownership ratio after the purchase,” any fraction is rounded off to two decimal places.

(Note 5)
Resona Asset Management Co., Ltd., which falls under the definition of a specially related party based on the formal standards of the Tender Offeror (for the purpose of this (Note 5), the “Specially Related Party”), runs investment trusts managed under instructions from the settlor and makes investments under a discretionary investment agreement with its customers; furthermore, there is a possibility that trust banks own or will acquire or transfer in the future the Target Company Shares under the investment instructions of the Specially Related Party. Accordingly, the Specially Related Party submitted an “application to receive special provisions for prohibition of separate purchase” in which it covenants the following items (a) through (e) to the Director-General of the Kanto Finance Bureau today pursuant to Article 27-5(ii) of the Act (for the purpose of this (Note 5), the “Application”):

(a)
as of the submission date hereof, the Specially Related Party has not agreed with the Tender Offeror that it will acquire or transfer the Target Company Shares or exercise voting rights or other rights as a shareholder of the Target Company jointly with the Tender Offeror, or that it will transfer or receive the transfer of the Target Company Shares mutually with the Tender Offeror after the Tender Offer, and it does not fall under the definition of persons listed in Article 27-2(7)(ii) of the Act;

(b)
during the Tender Offer Period, the Specially Related Party will not purchase shares issued by the Target Company while conducting its business, other than the asset management business of the Specially Related Party;

(c)
during the Tender Offer Period, the Specially Related Party will not transfer shares issued by the Target Company that are owned by the Specially Related Party to the Tender Offeror and its specially related parties, and it will not exercise voting rights or other rights as a shareholder of or investor in the Target Company jointly with those persons;

(d)
the Specially Related Party runs investment trusts managed under instructions from the settlor and makes investments under a discretionary investment agreement with its customers, and there is a possibility that trust banks will acquire or transfer shares issued by the Target Company under the investment instructions of the Specially Related Party; however, during the Tender Offer Period, the Specially Related Party will not instruct that those trust banks transfer the shares issued by the Target Company to the Tender Offeror and its specially related parties; and

(e)
the Specially Related Party runs investment trusts managed under instructions from the settlor and makes investments under a discretionary investment agreement with its customers, and there is a possibility that trust banks exercise voting rights pertaining to shares issued by the Target Company under the instructions of the Specially Related Party; however, during the Tender Offer Period, the Specially Related Party will not instruct that those trust banks exercise voting rights or other rights as shareholders of or investors in the Target Company jointly with the Tender Offeror and its specially related parties.

(7)	Purchase Price 66,147,251,500 yen

(Note)	The purchase price is the amount obtained by multiplying the number of shares to be purchased (132,294,503 shares) by the Tender Offer Price (500 yen).

(8)	Settlement Method

(a)	Name and Head Office Location of Financial Instruments Business Operator, Bank, and Any Other Institution Conducting Settlement of Purchase

Daiwa Securities Co. Ltd.          9-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(b)	Commencement Date of Settlement

December 16, 2020 (Wednesday)

(Note)
If the Target Company submits a report to express an opinion, stating that it requests an extension of the Tender Offer Period, pursuant to Article 27-10, paragraph 3 of the Act, the commencement date for the settlement will be December 30, 2020 (Wednesday).

(c)	Settlement Method

Without delay following the conclusion of the Tender Offer Period, a notice of the purchase through the Tender Offer will be mailed to the addresses or locations of shareholders who have accepted the offer for the purchase of or who make an offer for sales of the shares subject to the Tender Offer (the “Tendering Shareholders”) (or the addresses of the standing proxies in the case of foreign shareholders).

Purchase will be made by cash. The proceeds from selling the shares through the purchase will be paid without delay on and after the commencement date of settlement, at the instruction of the Tendering Shareholder, from the Tender Offer Agent to the place designated by the Tendering Shareholder (or the standing proxy in the case of foreign shareholders) (remittance fees may be charged), or to the account of the Tendering Shareholder within the Tender Offer Agent who accepted the tender.

(d)	Method of Return of Shares

If all or some of the shares are not purchased in accordance with the conditions described in “(a) Existence and Details of Conditions Set Forth in Each Item of Article 27-13, Paragraph (4) of the Act” or “(b) Existence and Conditions of Withdrawal of the Tender Offer, Details Thereof, and Method of Disclosure of Withdrawal” of “(9) Other Terms and Conditions and Methods of Purchase” below, the shares to be returned shall be returned by restoring the Tendering Shareholder Account opened at the Tender Offer Agent at the time of the tender to its original state, without delay on and after the second business day after the last day of the Tender Offer Period (or, if the Tender Offer is withdrawn, the date of withdrawal).

(9)	Other Terms and Conditions and Methods of Purchase

(a)	Existence and Details of Conditions Set Forth in Each Item of Article 27-13, Paragraph (4) of the Act

If the total number of the Tendered Shares is less than the minimum number of shares to be purchased (29,385,393 shares), none of the Tendered Shares will be purchased. If the total number of the Tendered Shares is equal to or above the minimum number of shares to be purchased (29,385,393 shares), all of the Tendered Shares will be purchased.

(b)	Existence of Conditions of Withdrawal of the Tender Offer, Details Thereof, and Method of Disclosure of Withdrawal

In the event that any of the facts set forth in Article 14, paragraph (1), item (i), (a) through (i) as well as (l) through (r), Article 14, paragraph (1), item (iii), (a) through (h), and (j), as well as Article 14, paragraph (2), item (iii) through (vi) of the Order occurs, the Tender Offer may be withdrawn.

For the purpose of the Tender Offer, “facts equivalent to those set forth in sub-item (a) to sub-item (i)” set forth in Article 14, paragraph (1), item (3)(j) of the Order means (a) events where it is found that statutory disclosure documents previously filed by the Target Company contain a false statement about a material particular or omit a statement regarding a material particular that is required to be stated, and the Tender Offeror did not know and, despite it having exercised reasonable care, was not able to know, the false statement, and (b) events where any of the facts set forth in sub-item (a) to sub-item (g) in the same item occurs within a material subsidiary of the Target Company.

If the Tender Offer is intended to be withdrawn, an electronic public notice will be made, and a notice to that effect will be published in the Nihon Keizai Shimbun. However, if issuing the public notice by the last day of the Tender Offer Period proves difficult, the announcement will be made via the methods set forth in Article 20 of the Cabinet Office Order, and a public notice shall be issued immediately thereafter.

(c)	Existence of Conditions for Reduction in Purchase Price, Details Thereof, and Method of Disclosure of Reduction

In accordance with the provisions of Article 27-6, paragraph (1), item (i) of the Act, in the event that the Target Company engages in any of the actions set forth in Article 13, paragraph (1) of the Order during the Tender Offer Period, the purchase price may be reduced in accordance with the standards set forth in Article 19, paragraph (1) of the Cabinet Office Order.

If the purchase price is intended to be reduced, an electronic public notice will be made, and a notice to that effect will be published in the Nihon Keizai Shimbun. However, if issuing the public notice by the last day of the Tender Offer Period proves difficult, the announcement will be made via the methods set forth in Article 20 of the Cabinet Office Order, and a public notice shall be issued immediately thereafter. If the purchase price has been reduced, the Tendered Shares on or before the day on which such public notice was made will be purchased at the reduced purchase price.

(d)	Matters Relating to the Tendering Shareholders’ Right to Cancel Contract

A Tendering Shareholder may cancel a contract regarding the Tender Offer at any time during the Tender Offer Period. When canceling the contract, please deliver or send the cancellation documents (a tender offer application acceptance receipt and a document indicating the intention to cancel the contract regarding the Tender Offer) to the head office or a domestic branch of the Tender Offer Agent who accepted the tender, no later than 4:00 PM on the last day of the Tender Offer Period. However, if sending the cancellation documents, the documents must arrive by 4:00 PM on the last day of the Tender Offer Period.

Party authorized to receive the cancellation documents
Daiwa Securities Co. Ltd.	9-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo
(Other domestic branches of Daiwa Securities Co., Ltd.)

The Tender Offeror will not seek payment of damages or penalties from any Tendering Shareholders who canceled their contract. Furthermore, any expenses associated with returning the Tendered Shares shall be borne by the Tender Offeror. If Tendering Shareholders request cancellation, the Tendered Shares will be returned to them promptly after the completion of the procedures for such cancellation request by the method indicated in “(d) Method of Return of Shares” of “(8) Settlement Method” above.

(e)	Method of Disclosure Where Terms and Conditions of Purchase are Changed

Unless prohibited in Article 27-6, paragraph (1) of the Act and Article 13, paragraph (2) of the Order, the Tender Offeror may change the terms and conditions of purchase during the Tender Offer Period. If the purchase conditions are intended to be changed, an electronic public notice will be made regarding such changes, and a notice to that effect will be published in the Nihon

Keizai Shimbun. However, if issuing the public notice by the last day of the Tender Offer Period proves difficult, the announcement will be made via the methods set forth in Article 20 of the Cabinet Office Order, and a public notice shall be issued immediately thereafter. If the purchase conditions have been changed, the Tendered Shares on or before the day on which such public notice was made will be purchased on the changed purchase conditions.

(f)	Method of Disclosure Where an Amended Statement is Submitted

If the Tender Offeror submits an amended statement to the Director-General of the Kanto Local Finance Bureau (excluding cases set forth in the proviso to Article 27-8, paragraph (11) of the Act), the details recorded in the amended statement relating to the details recorded in the public notice announcing the commencement of the Tender Offer will be publicly announced via the methods set forth in Article 20 of the Cabinet Office Order immediately. Furthermore, the tender offer explanation shall be immediately amended, and the Tendering Shareholders who have already received a before-amendment version of the tender offer explanation shall be provided with an amended version. However, if the scope of amendment is small, a document containing the reasons for amendment, the amended items, and the content following the amendment will be prepared, and the document will be delivered to the Tendering Shareholders for the purpose of amending the previously provided explanation.

(g)	Method of Disclosure of the Results of the Tender Offer

The results of the Tender Offer will be publicly announced on the day following the last day of the Tender Offer Period via the methods set forth in Article 9-4 of the Order and Article 30-2 of the Cabinet Office Order.

(h)	Others

The Tender Offer will not be conducted, directly or indirectly, within or to the United States, or by the use of the U.S. postal service, or by other means or instrumentality (including, but not limited to, telephones, telexes, facsimile transmissions, e-mails and Internet communications) of interstate commerce or international commerce, or through any stock exchange facilities in the United States. No person may tender shares in the Tender Offer by such means or instrumentality or through such facilities, or from the United States.

The Tender Offer Registration Statement or related purchase documents will not or shall not be sent or distributed by mail or other means within, to, or from the United States. Any tendering of shares in the Tender Offer in violation, directly or indirectly, of such restrictions will not be accepted.

When tendering shares in the Tender Offer, the Tendering Shareholders (in the case of foreign shareholders, their standing proxy) may be requested to make the following representations and warranties to the Tender Offer Agent:

(i) the Tendering Shareholder is not located in the United States at either time of tendering its shares or sending the tender offer application form; (ii) the Tendering Shareholder has not, directly or indirectly, received or sent any information (including copies thereof) relating to the Tender Offer within, to or from the United States; (iii) the Tendering Shareholder has not, directly or indirectly, used the U.S. postal service, or any other means or instrumentality (including, but not limited to, telephones, telexes, facsimile transmissions, e-mails or Internet communications) of interstate commerce or international commerce, and it has not used stock exchange facilities in the United States in relation to the purchase or signing and delivering the tender offer application form; and (iv) the Tendering Shareholder is not acting as an agent without discretionary power or as a depositary for another person (except where such other person provides the Tendering Shareholder with all purchase instructions from outside the United States).

(10)	Date of Public Notice of Tender Offer

November 11, 2020 (Wednesday)

(11)	Tender Offer Agent

Daiwa Securities Co. Ltd.	9-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

3.	Policies after the Tender Offer and Future Prospects

For the policies after the Tender Offer, please see “(2) Background to Decision to Implement the Tender Offer, Purpose and Decision-Making Process, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary)” of “1. Purpose of the Purchase” above.

4.	Others

(1)	Existence and Details of Agreements between the Tender Offeror and the Target Company or its Officers

(a)	Expression of Opinion on the Tender Offer

According to the Target Company Press Releases, the Target Company (1) reached the decision that the Transaction contributes to the enhancement of the Target Company’s corporate value. Also, (2) with respect to the Tender Offer Price, considering that (i) the Tender Offeror and SMBC agreed upon the Tender Offer Price through negotiation, and while the main purpose of the Tender Offer is to have SMBC tender in the Tender Offer, for other general shareholders, the Tender Offer merely provides an opportunity for realization if they wish to do so at the Tender Offer Price; (ii) given that the Tender Offer Price of 500 yen exceeds 405 yen, which is the closing price of the Target Company Shares on the First Section of the Tokyo Stock Exchange on November 9, 2020, by 23.46% (rounded to the second decimal place), it would not be unreasonable in terms of providing general shareholders of the Target Company with an opportunity to recover their investments; however, in light of the results of calculation of the share value of the Target Company conducted by the Target Company, it is not considered to have reached the level of price that the Target Company may actively recommend its general shareholders to tender in the Tender Offer; and (iii) a share exchange ratio (1.42 Tender Offeror Shares per Target Company Share) in the Share Exchange to be implemented upon successful completion of the Tender Offer is considered to be adequate in light of the results of calculation of the share value and share exchange ratio conducted by the Target Company, and general shareholders of the Target Company could enjoy the future growth of the Tender Offeror by continuously holding the Target Company Shares and becoming the shareholders of the Tender Offeror until the Effective Date, the Target Company decided that it will withhold expressing its opinion regarding the adequacy of the Tender Offer Price, and it is adequate leave to the discretion of shareholders whether to tender in the Tender Offer. Moreover, (3) as the purchase price per unit of the Share Option is set at one yen, the Target Company determined that it will withhold expressing its opinion regarding the adequacy of the price, and it is adequate to leave to the discretion of the Share Option Holders whether to tender their Share Options in the Tender Offer. Thus, the Target Company has resolved in its board of directors meeting held today that it will express an opinion to agree to the Tender Offer, and that it will withhold expressing its opinion regarding the adequacy of the Tender Offer Price and the purchase price of the Share Options, and that it will leave to the discretion of its shareholders and Share Option Holders whether to tender in the Tender Offer. For details of the decision-making process of the Target

Company, please see the Target Company Press Release and “(2) Background, Purpose and Decision-Making Process for Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary)” and “(3) Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest, and Measures to Ensure the Fairness of the Tender Offer” of “1. Purpose of the Purchase” above.

(b)	Background, Purpose and Decision-Making Process to Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy

Please see “(2) Background, Purpose and Decision-Making Process to Decision to Implement the Tender Offer, and Post-Tender Offer Management Policy (Decision-Making Process to Decide the Implementation of Tender Offer on Listed Subsidiary)” of “1. Purpose of the Purchase” above.

(c)	Measures to Ensure the Fairness of the Tender Offer, including Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest

For measures to ensure the fairness of the Tender Offer Price and to avoid conflicts of interest, and measures to ensure the fairness of the Tender Offer, please see “(3) Measures to Ensure the Fairness of the Tender Offer Price and to Avoid Conflicts of Interest, and Measures to Ensure the Fairness of the Tender Offer” of “1. Purpose of the Purchase” above.

(d)	Overview of the Share Exchange Agreement

For an overview of the Share Exchange Agreement, please see “(b) Share Exchange Agreement” of “(5) Material Agreements Relating to the Tender Offer” of “1. Purpose of the Purchase” above.

(2)	Other Information Considered Necessary When Investors Determine Whether to Tender Shares in the Purchase

Not applicable.

End
<Contact for Matters at Issue>
Corporate Communications Division, Resona Holdings, Inc.
(Tokyo Head Office) 03-6704-1630; (Osaka Head Office) 06-6264-5685; (Saitama Branch Office) 048-835-1524